Exhibit 4.1

Execution Copy

ZAZA ENERGY CORPORATION

SECURITIES PURCHASE AGREEMENT

DATED FEBRUARY 21, 2012

$100,000,000 8.00% SENIOR SECURED NOTES DUE FEBRUARY 21, 2017

WARRANTS TO PURCHASE 26,315,789 SHARES OF COMMON STOCK

Schedules and Exhibits

PURCHASER SCHEDULE

EXHIBIT A	—	FORM OF NOTE
EXHIBIT B	—	FORM OF WARRANT
EXHIBIT C	—	FLOW OF FUNDS
EXHIBIT D	—	FORM OF OPINION — COUNSEL TO CREDIT PARTIES
EXHIBIT E	—	FORM OF GUARANTY AGREEMENT
EXHIBIT F	—	FORM OF SUBORDINATION AGREEMENT
EXHIBIT G	—	FORM OF LOCK-UP AGREEMENT
EXHIBIT H	—	FORM OF EXHIBIT A TO PRIVATE RESALE AGREEMENT

SCHEDULE 7B	—	EXISTING LIENS
SCHEDULE 7B(2)	—	EXISTING DEBT OUTSTANDING
SCHEDULE 7B(4)	—	EXISTING INVESTMENTS
SCHEDULE 9A(1)	—	CREDIT PARTY & EQUITY HOLDER INFORMATION
SCHEDULE 9G	—	OIL AND GAS PROPERTIES
SCHEDULE 9S	—	LIENS TO BE RELEASED AT CLOSING
SCHEDULE 9W	—	EMPLOYMENT AGREEMENTS

ZAZA ENERGY CORPORATION

1301 McKinney Street, Suite 2850

Houston, Texas 77010

February 21, 2012

To each of the Purchasers listed on

the Purchaser Schedule attached hereto:

Ladies and Gentlemen:

ZaZa Energy Corporation, a Delaware corporation (the “Company”), hereby agrees with each of the Purchasers as set forth below.

1 BACKGROUND; MERGER.

The Company has entered into that certain Agreement and Plan of Merger and Contribution, dated as of August 9, 2011 (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Merger Agreement”), with Toreador, ZaZa LLC and Thor Merger Sub Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to which, subject to the terms and conditions thereof and in reliance on the representations and warranties set forth therein, (i) Thor Merger Sub Corporation will merge with and into Toreador and each share of common stock of Toreador will be converted into the right to receive one share of Common Stock of the Company, (ii) the ZaZa LLC Members will contribute all of the direct and indirect outstanding limited liability company membership interests in ZaZa LLC to the Company in accordance with the terms of the Contribution Agreement, in exchange for (a) cash and/or promissory notes of the Company in favor of the ZaZa LLC Members, and (b) shares of the Company’s Common Stock, and (iii) the holders of all net profits interests in ZaZa LLC shall contribute such net profits interests to the Company in exchange for an aggregate amount of cash equal to $4,800,000 (collectively, the “Merger and Contribution”). After giving effect to the Merger and Contribution, Toreador and ZaZa LLC shall be wholly-owned Subsidiaries of the Company.

2 AUTHORIZATION OF FINANCING; INTEREST.

2A Authorization of Notes. The Company has authorized the issuance of its senior secured promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Notes”) in the aggregate original principal amount of $100,000,000, to be dated the date of issuance thereof, to mature February 21, 2017, to bear interest, payable in the manner specified in the Notes, on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable (whether by acceleration or otherwise) at the rate of interest set forth in paragraph 2C hereof and, following the occurrence and during the continuance of an Event of Default at the Default Rate, and to be substantially in the form of Exhibit A hereto. The terms “Note” and “Notes” as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

2B Authorization of Warrants. In connection with the issuance and sale of the Notes, the Company has authorized the issuance of its Common Stock Purchase Warrants representing the right to purchase an aggregate of 26,315,789 shares of Common Stock of the Company (the “Warrants”), such Warrants to be substantially in the form of Exhibit B and to be allocated among the Purchasers as specified in the Purchaser Schedule.

2C Interest on the Notes.

(i) Subject to clause (i)(b) below and clause (ii) below, the Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed, which will result in more interest being paid than if computed on the basis of a 365-day year) (a) on the unpaid balance of the principal amount of the Notes at the rate of 8.00% per annum from the date hereof, payable at the final maturity specified above and quarterly on the 21st day of February, May, August and November, in each year, commencing with the first such date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) at a rate per annum from time to time equal to the Default Rate (1) on any overdue payment of interest, and (2) following the occurrence and during the continuance of an Event of Default, on the unpaid balance of the principal amount, any overdue payment of interest, and any overdue payment of any Premium or other prepayment consideration, in the case of each of clause (1) or clause (2), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).

(ii) The per annum rate of interest payable on the Notes shall be increased by 0.50% per annum (the “Illiquidity Premium”) (a) commencing on the date that is 181 days after the Closing Day if a Shelf Registration Statement covering the Registrable Shares has not been declared effective by the SEC prior to such date and the Illiquidity Premium will remain in effect from such date until the date on which a Shelf Registration Statement covering the Registrable Shares is declared effective by the SEC, (b) commencing on the date that is the fifth consecutive trading day after any Shelf Registration Statement covering the Registrable Shares which was previously declared effective by the SEC lapses for any reason (including, without limitation, the issuance of a stop order) or otherwise becomes unavailable to any holder of the Registrable Shares for sale of all of such holder’s Registrable Shares in accordance with the terms of this Agreement and the Illiquidity Premium will remain in effect from such date until the date on which a Shelf Registration Statement covering the Registrable Shares is reinstated, is declared effective by the SEC or is otherwise available to permit the holders of the Registrable Shares to sell their Registrable Shares; provided, however, that the application of the Illiquidity Premium will be tolled for a period of time not to exceed 45 days commencing on the filing date of each post-effective amendment and continuing until such post-effective amendment is declared effective by the SEC so long as the Company is using its commercially reasonable efforts to cause such post-effective amendment to be declared effective, and (c) commencing on the date that any Registrable Shares are suspended from trading or fail to be listed on any national securities exchange for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period, and the Illiquidity Premium will remain in effect from such date until the date on which the Registrable Shares are listed on a national securities exchange and are no longer suspended from trading. In any of the cases of clause (a), (b) or (c), the application of the Illiquidity Premium shall be tolled for the duration of any concurrent Suspension Period; provided, however, that any tolling permitted under clause (b) shall run concurrently with, and not be in addition to the tolling permitted under this sentence. Notwithstanding anything contained in this paragraph 2C to the contrary, the Illiquidity Premium shall cease to be in effect on the date the Registrable Shares are eligible for resale without restriction, including the availability of current public information, under Rule 144 of the Securities Act, and shall not be in effect so long as the Registrable Shares continue to remain eligible for resale without restriction.

2D Certain Definitions. Certain capitalized terms used in this Agreement are defined in paragraph 12B; references to a paragraph are, unless otherwise specified, to one of the paragraphs of this Agreement and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement.

3 PURCHASE AND SALE OF SECURITIES.

3A Purchase and Sale of Notes. The Company hereby agrees to sell to each Purchaser and, subject to the terms and conditions set forth herein and in the other Transaction Documents, and in reliance upon the representations, warranties and covenants set forth herein and therein, each Purchaser agrees to purchase from the Company Notes in the principal amount set forth opposite such Purchaser’s name on the Purchaser Schedule. The Company will deliver to each Purchaser at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022-4689, one or more Notes registered in such Purchaser’s or its nominee’s name (as specified in the Purchaser Schedule), evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified in the Purchaser Schedule, against payment of the purchase price as provided in Section 3C.

3B Issuance of Warrants. Subject to the terms and conditions set forth herein and in the other Transaction Documents, and in reliance upon the representations, warranties and covenants set forth herein and therein, on the Closing Day, the Company will issue and deliver to each Purchaser at the offices of Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022-4689, a Warrant, exercisable, at an exercise price of $3.15 per share, for the number of shares of Common Stock set forth next to such Purchaser’s name on the Purchaser Schedule against payment of the purchase price as provided in Section 3C.

3C Payment of Funds. The Purchasers shall deliver the Aggregate Purchase Price by wire transfer of immediately available funds as set forth in the Flow of Funds attached as Exhibit C hereto (the “Flow of Funds”) to, or at the direction of, the Company on the date of Closing, which shall be February 21, 2012 (the “Closing Day”).

3D Original Issue Discount. The aggregate purchase price of the Notes and the Warrants shall be $100,000,000.00 (the “Aggregate Purchase Price”). Promptly following the Closing Day, the Company shall engage ValSource Advisory Services, Inc. to provide an independent third-party valuation of the Warrants on a per Warrant basis (the “Warrant Share Price”), as of the Closing Day. The Company and the Purchasers agree that the Note Purchase Price and the Warrant Purchase Price, shall be determined in accordance with the formulas set forth in Section 12B once the Warrant Share Price has been so determined, and such values shall be used by the Company and the Purchasers, as well as any subsequent holder of any of the Notes or Warrants, for all purposes, including the determination of the issue price of the Notes for federal income tax purposes and the preparation of tax returns.

4 CONDITIONS PRECEDENT. Each Purchaser’s obligation to purchase the Securities to be purchased by it is subject to the satisfaction, on or before the Closing Day, of the following conditions:

4A Opinion of Special Counsel. On the Closing Day, the Purchasers and the Collateral Agent shall have received from Andrews Kurth LLP, special counsel to the Credit Parties, an opinion satisfactory to each such Purchaser and the Collateral Agent and substantially in the form of Exhibit D hereto. Each of the Credit Parties hereby directs such counsel named in the previous sentence to deliver the opinions referenced therein, and agrees that the issuance of the Notes and the Warrants will constitute a reconfirmation of such direction.

4B Representations and Warranties; No Default. The representations and warranties contained in paragraph 9 and in the other Transaction Documents shall be true at the time of Closing, immediately after giving effect to the consummation of the transactions contemplated hereby and by the Merger Agreement and the Contribution Agreement; there shall exist on such day no Default or Event of Default, both immediately before and immediately after giving effect to the consummation of the transactions contemplated hereby and by the Merger Agreement and the Contribution Agreement; and the Company shall have delivered to the Purchasers an Officer’s Certificate, dated the Closing Day, to both such effects and certifying that the condition set forth in paragraph 4K has been satisfied.

4C Transactions Permitted By Applicable Laws. The offering and sale of the Securities to be purchased on the Closing Day on the terms and conditions herein provided (including the use of the proceeds thereof by the Credit Parties) shall not violate any applicable law or governmental regulation (including, without limitation, ERISA, federal and state securities laws, all applicable anti-money laundering laws, Regulation T, U or X of the Board of Governors of the Federal Reserve System and all applicable usury laws) and shall not subject any Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and each Purchaser shall have received such certificates or other evidence it may request to establish compliance with this condition.

4D Consents. The Purchasers shall have received written evidence satisfactory to them that all material government, contractual and other third-party licenses, approvals and consents (including all licenses, approvals and consents under state and federal securities laws) necessary to the purchase of the Securities and the carrying on of the businesses of the Credit Parties and their respective Subsidiaries have been obtained.

4E Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto shall be reasonably satisfactory in substance and form to the Purchasers, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4F Other Documents. The Purchasers shall have received the following documents, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to each Purchaser, and in full force and effect as of the Closing with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(i) the Notes and the Warrants;

(ii) the Guaranty Agreement, dated as of the date hereof, made by each Domestic Subsidiary of the Company in favor of the holders from time to time of the Notes, in the form of Exhibit E (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”);

(iii) a subordination agreement, dated the date hereof, from the ZaZa LLC Members and the ZaZa Principals in favor of the holders from time to time of the Notes in the form of Exhibit F hereto providing for the subordination of the Seller Notes and the ZaZa Principal Loan Notes to the Notes upon the terms and conditions set forth therein (as amended, restated or otherwise modified from time to time, the “Subordination Agreement”), and such agreement shall be in full force and effect;

(iv) a lock-up agreement, dated the date hereof, from the Company, the ZaZa LLC Members and the ZaZa Principals (collectively, the “Lock-Up Parties”) in favor of the holders of the Warrants with respect to the Equity Interests of the Company held by the Lock-Up Parties, in the form attached hereto as Exhibit G;

(v) an officer’s certificate from the Company, dated the Closing Day, (a) certifying that the Merger and Contribution have been consummated, and (b) attaching evidence that the Company’s Common Stock has been approved for listing on the Nasdaq Capital Market;

(vi) certified copies of the resolutions of the board of managers or board of directors (or similar governing body) of each Credit Party authorizing such Credit Party’s execution and delivery of, and the performance of its obligations under, the Transaction Documents to which such Credit Party is a party, and of all documents evidencing other necessary limited liability company, corporate or other organizational action with respect to this Agreement or the other Transaction Documents to which such Credit Party is a party and the transactions contemplated hereby and thereby;

(vii) a certificate of the Secretary and one other officer (or other similar officials, as applicable) of each Credit Party, dated the Closing Day, certifying the names and true signatures of the officers or similar officials of such Credit Party authorized to sign the Transaction Documents to which such Credit Party is a party and the other documents to be delivered hereunder to which such Credit Party is a party;

(viii) certified copies of the Organizational Documents of each Credit Party;

(ix) (a) a good standing certificate for each of the Credit Parties from the Secretary of State of the state of incorporation or formation, as applicable, of each such Credit Party, each dated as of a recent date, (b) a certificate of good standing as a foreign entity from each jurisdiction in which each Credit Party is qualified to do business as a foreign entity and (c) such other evidence of the status of each such Credit Party as any Purchaser may reasonably request;

(x) (a) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s Lien on the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (b) tax lien, litigation, judgment and bankruptcy searches; and

(xi) such other certificates, documents and agreements as any Purchaser may reasonably request.

4G Debt at Closing. The Purchasers shall have received evidence satisfactory to them, including a certificate, dated the Closing Day, executed and delivered by the chief financial officer of the Company and certifying that the only Debt of the Company and its Subsidiaries existing after giving effect to the Closing will be Debt permitted by clauses (i), (ii), (iii), (iv), (vi), (ix), (xii) and (xv) of paragraph 7B(2). All other Debt of the Credit Parties shall have been repaid in full and all related Liens shall have been terminated or authorized to have been terminated and each Purchaser shall have received evidence of the foregoing (including payoff letters, Lien releases, mortgage discharges and appropriate termination statements relating to any filings evidencing Liens on any Credit Party’s assets).

4H Solvency Certificate. The Purchasers shall have received a certificate executed by the chief financial officer of each of the Company, as to the solvency of such Credit Party, on a pro-forma basis, taking into effect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, in form and substance satisfactory to the Purchasers.

4I Merger and Contribution. The Purchasers shall have received all documents and materials relating to the Merger and Contribution that they shall have requested, and such documents shall be in form and substance reasonably satisfactory to the Purchasers and their counsel. All documents, instruments and opinions required to be delivered to any Credit Party under the Merger Agreement and the Contribution Agreement and required to be satisfactory to such Credit Party under the Merger Agreement and the Contribution Agreement shall also be reasonably satisfactory in form and substance to the Purchasers and their counsel. Each party to the Merger Agreement and the Contribution Agreement shall have fully performed all the obligations of such party required on its part to be performed at such time, unless waived in accordance with paragraph 13C hereof. Without limiting the foregoing:

(i) the Purchasers shall have received fully executed copies of the Merger Agreement and the Contribution Agreement, together with all exhibits and schedules thereto, which shall be in form and substance reasonably satisfactory to the Purchasers and their special counsel;

(ii) the Purchasers shall have received evidence reasonably satisfactory to them that all events or matters shall have occurred or shall have been completed such that the Merger and Contribution has been consummated prior to the Closing substantially in accordance with the terms of the Merger Agreement and the Contribution Agreement, including, without limitation, evidence that all board of director, shareholder, board of manager and member action necessary under applicable law shall have been duly taken; and

(iii) the Purchasers shall have received evidence reasonably satisfactory that all material consents, approvals, orders, authorizations and registrations from third parties, including Governmental Authorities and contractual counterparties, required to be obtained under the Merger Agreement and the Contribution Agreement or in order to consummate the Merger and Contribution and otherwise reasonably satisfactory to the Purchasers have been obtained, made and received.

4J Equity Capitalization. The equity capitalization of the Company shall be in all respects reasonably satisfactory to each of the Purchasers.

4K No Material Adverse Change. No material adverse change in the condition (financial or otherwise), business, results of operations, assets, liabilities or prospects of ZaZa LLC and its Subsidiaries, taken as a whole, or Toreador and its Subsidiaries, taken as a whole, shall have occurred since December 31, 2010, except for any change that has been previously disclosed since such date in any periodic or current report filed with the SEC pursuant to the requirements of the Exchange Act.

4L Management Option Plans. The Purchasers shall have received true, correct and complete copies of any and all cash bonus plans, management option plans and equity incentive or similar plans, which, in each case, shall be in form and substance satisfactory to the Purchasers.

4M Payment of Certain Fees and Expenses. Without limiting the provisions of paragraph 13B, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel then due and owing.

4N Seller Subordinated Debt. Debt under and in respect of (i) the Seller Notes shall not exceed an aggregate principal amount of $38,250,000 and (ii) the ZaZa Principal Loan Notes shall not exceed an aggregate principal amount of $9,080,000, and each of the Seller Notes and the ZaZa Principal Loan Notes shall be subordinated to the Notes upon the terms and conditions set forth in the Subordination Agreement.

4O Written Consents. The Company shall have obtained written consents from each of the Lock-Up Parties relating to the approval of the issuance of the Warrant Shares, as required by Nasdaq Listing Rule 5635 and such approval shall not have been amended, modified or rescinded and shall be in full force and effect, subject only to compliance by the Company with the provisions of Rule 14c-2 of the Exchange Act.

4P Consent of Holders under the Existing Stockholders’ Agreement. The Company shall have obtained the consent, as required by Section 3.11 of the Existing Stockholders’ Agreement, of holders of a majority of the Registrable Securities (as defined in the Existing Stockholders’ Agreement) to the granting of the registration rights contemplated by paragraph 11A hereof.

5 PAYMENT OF NOTES.

5A Mandatory Prepayments.

5A(1) Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the Stated Maturity date thereof.

5A(2) Noteholder Put Option. At any time on or after the third anniversary of the Closing, any holder of the Notes may require that the Company prepay the Notes held by such holder, in whole or in part, by delivering a written notice to the Company and each other holder of the Notes specifying the principal amount of the Notes that such holder is requesting be so prepaid. The prepayment shall be made by the Company on a date designated by the Company, which shall be not less than 30 days nor more than 60 days after the date such notice is received (provided that if no such date is designated by the Company, the prepayment date shall be the 25th Business Day following the date of such notice), at a price equal to 100% of the outstanding principal amount of such Notes requested to be so prepaid, together with accrued and unpaid interest on such Notes to, but not including, the date of such prepayment.

5B Optional Prepayments.

(i) At any time after the third anniversary of the Closing, the Company may prepay the Notes in whole or in part in a minimum amount of $500,000 (and in multiples of $100,000 in excess thereof) or, if less, the aggregate principal amount outstanding in respect of the Notes, as set forth in this paragraph 5B(i). Any such prepayment shall be made at the following prepayment prices (expressed in percentages of the principal amount to be prepaid), plus accrued and unpaid interest thereon to, but not including, the prepayment date, with respect to each Note:

Period During Which Prepayment Occurs	Prepayment Price
February 22, 2015 through February 21, 2016	105.00%
February 22, 2016 and thereafter	100.00%

(ii) Notwithstanding clause (i) above, the Company may prepay the Notes in whole or in part at any time on or prior to the third anniversary of the Closing, in a minimum amount of $500,000 (and in multiples of $100,000 in excess thereof) or, if less, the aggregate principal amount outstanding in respect of the Notes, at 100% of the principal amount of the Notes so prepaid, plus all accrued and unpaid interest thereon to, but not including, the prepayment date, with respect to each Note, plus the Make-Whole Premium determined for the prepayment date with respect to such principal amount.

5C Notice of Optional Prepayment. The Company shall give the holder of each Note written notice of any optional prepayment pursuant to paragraph 5B not fewer than five Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Notes to be prepaid on such date (solely in the case of an optional prepayment under paragraph 5B), (iii) the principal amount of the Notes of each holder thereof to be prepaid on that date, (iv) that such optional prepayment is to be made pursuant to clause (i) or clause (ii) of paragraph 5B, as applicable, and (v) a calculation of the estimated Make-Whole Premium, if any, due in connection with any prepayment pursuant to paragraph 5B(ii) setting forth the details of such computation. Notice of optional prepayment having been given as aforesaid, the prepayment price with respect to the principal amount of the Notes to be prepaid, together with accrued and unpaid interest thereon to, but not including, the prepayment date, and any applicable Make-Whole Premium shall become due and payable on such prepayment date, unless revoked by the Company in writing. Five Business Days prior to any prepayment pursuant to paragraph 5B(ii), the Company shall deliver to each holder of Notes a certificate of a Responsible Officer specifying the calculation of such Make-Whole Premium, if any, as of the specified prepayment date.

5D Partial Payments Pro Rata. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes pursuant to paragraph 5B, the amount to be prepaid shall be applied pro rata to all outstanding Notes according to the respective unpaid principal amounts thereof.

5E Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire, in whole or in part, prior to their stated final maturity (other than by prepayment pursuant to paragraphs 5A(2), 5B, 5F, 5G or 7B(7) or upon acceleration of such final maturity pursuant to paragraph 8A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder (other than pursuant to paragraph 5A(2)) unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

5F Offer to Prepay Notes Upon a Fundamental Change.

5F(1) Offer to Prepay Notes. Within ten (10) Business Days of the occurrence of a Fundamental Change, the Company shall offer to prepay, in accordance with and subject to this paragraph 5F, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer which date shall be not more than 3 Business Days after termination of the Fundamental Change Offer Period (the “Fundamental Change Prepayment Date”). The offer to prepay the Notes shall remain open for at least twenty (20) Business Days and no more than thirty (30) Business Days (the “Fundamental Change Offer Period”).

5F(2) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 5F by causing a notice of such acceptance or rejection to be delivered to the Company on or before the date specified in the certificate described in paragraph 5F(4). A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 5F, or to accept an offer as to all of the Notes held by the holder, within such time period shall be deemed to constitute a rejection of such offer by such holder.

5F(3) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 5F shall be at an amount equal to 101% of the outstanding principal amount of such Notes, together with accrued and unpaid interest on such Notes to, but not including, the date of prepayment. The prepayment shall be made on the Fundamental Change Prepayment Date.

5F(4) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 5F shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Fundamental Change Prepayment Date; (ii) that such offer is made pursuant to this paragraph 5F; (iii) the principal amount of each Note offered to be prepaid; (iv) the accrued and unpaid interest that would be due on each Note offered to be prepaid, accrued to, but not including, the Fundamental Change Prepayment Date; and (vi) the date by which any holder of a Note that wishes to accept or reject such offer must deliver notice thereof to the Company, which date shall not be earlier than five (5) Business Days prior to the Fundamental Change Prepayment Date.

5F(5) For purposes of this paragraph 5F, the term “Fundamental Change” shall mean an event or series of events by which:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act (other than a “person” or “group” comprised solely of Permitted Holders) files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate beneficial owner of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; provided, however, that notwithstanding anything herein to the contrary, a Fundamental Change shall be deemed to have occurred if the Permitted Holders, as a group, acquire beneficial ownership in excess of 75,976,851 shares of Common Stock, less such shares as may be transferred to third-party investors pursuant to Section 5(ii) of the Lock-Up Agreement (as appropriately adjusted for stock splits and similar transactions); provided, however, that if at any time the Permitted Holders, taken as a group, own less than 50% of the then outstanding Common Stock, a Fundamental Change will be deemed to have occurred if the Permitted Holders thereafter become the direct or indirect ultimate beneficial owners of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock;

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or

(iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

5F(9) Each notice from the Company pursuant to this paragraph 5F shall make explicit reference to this paragraph 5F and shall state that the right of the holders of Notes then outstanding to require prepayment thereof must be exercised within the period specified in such notice.

5F(10) For purposes of this paragraph 5F, beneficial ownership shall be determined in the manner set forth in Rule 13d-3 under the Exchange Act.

5G Offer to Prepay Notes Upon a French Loan Prepayment Event.

5G(1) Offer to Prepay Notes. Within ten (10) Business Days of the occurrence of each French Loan Prepayment Event, the Company shall offer to prepay, in accordance with and subject to this paragraph 5G, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) in an amount equal to such holder’s ratable portion of the French Loan Prepayment Amount on a date specified in such offer which date shall be not more than 3 Business Days after termination of the French Loan Prepayment Offer Period (the “French Loan Prepayment Date”). The offer to prepay the Notes shall remain open for at least ten (10) Business Days and no more than twenty (20) Business Days (the “French Loan Prepayment Offer Period”).

5G(2) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this paragraph 5G by causing a notice of such acceptance or rejection to be delivered to the Company on or before the date specified in the certificate described in paragraph 5G(4). A failure by a holder of Notes to respond to an offer to prepay made pursuant to this paragraph 5G, or to accept an offer as to the Notes held by the holder, within such time period shall be deemed to constitute a rejection of such offer by such holder.

5G(3) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 5G shall be at an amount equal to 101% of the outstanding principal amount of such Notes being prepaid, together with accrued and unpaid interest on such Notes to, but not including, the date of prepayment. The prepayment shall be made on the French Loan Prepayment Date.

5G(4) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 5G shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the French Loan Prepayment Amount; (ii) that such offer is made pursuant to this paragraph 5G; (iii) the principal amount of each Note offered to be prepaid; (iv) the accrued and unpaid interest that would be due on each Note offered to be prepaid, accrued to, but not including, the French Loan Prepayment Date; and (vi) the date by which any holder of a Note that wishes to accept or reject such offer must deliver notice thereof to the Company, which date shall not be earlier than five (5) Business Days prior to the French Loan Prepayment Date.

5G(5) For purposes of this paragraph 5G, the term “French Loan Prepayment Event” shall mean any payment or prepayment of any principal amount of any French Intercompany Loan, excluding any refinancing, refunding, renewal or extension of any French Intercompany Loan so long as the aggregate outstanding principal amount of the French Intercompany Loans at the time of any such refinancing, refunding, renewal or extension is not reduced by such refinancing, refunding, renewal or extension.

5G(9) Each notice from the Company pursuant to this paragraph 5G shall make explicit reference to this paragraph 5G and shall state that the right of the holders Notes then outstanding to require prepayment thereof must be exercised within the period specified in such notice.

5G(10) For purposes of this paragraph 5G, beneficial ownership shall be determined in the manner set forth in Rule 13d-3 under the Exchange Act.

6 AFFIRMATIVE COVENANTS. Until such time as all Notes and amounts owing under this Agreement shall have been finally repaid or paid, and, in the case of paragraphs 6A(i), 6A(ii), 6A(iv), 6C and 6D, for so long as any Purchaser or any Transferee shall hold any Warrants:

6A Financial Statements; Reserve Reports. The Company covenants that it will deliver to each holder of the Notes:

(i) as soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year of the Company, consolidated statements of income, cash flows and members’ equity of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form corresponding figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holders and certified by an authorized financial officer of the Company to the effect that (a) such financial statements (including any related schedules and/or notes) have been prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments) consistently followed throughout the periods involved, (b) the balance sheet fairly presents the financial condition of the Company and its Subsidiaries as at the date thereof, and (c) the statements of income, members’ equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the period indicated; provided that delivery within the time period specified above of copies of the Company’s Form 10 Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this paragraph 6A(i), provided, further, that the Company shall be deemed to have made such delivery of such Form 10 Q if it shall have timely made such Form 10 Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.zazaenergy.com) (such availability and notice thereof being referred to as “Electronic Delivery”);

(ii) as soon as practicable and in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated statements of income, cash flows and members’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and reported on by a firm of independent public accountants of recognized national standing, whose report shall be without exception as to the scope of the audit and shall not be subject to any “going concern” or like qualification or exception and shall state that such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries in conformity with GAAP; provided that the delivery within the time period specified above of the Company’s Form 10 K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a 3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, together with the accountant’s report described above, shall be deemed to satisfy the requirements of this paragraph 6A(ii); provided, further, that the Company shall be deemed to have made such delivery of such Form 10 K if it shall have timely made Electronic Delivery thereof, in which event the Company shall separately deliver, concurrently with such Electronic Delivery;

(iii) together with each delivery of financial statements required by clauses (i) and (ii) above, an Officer’s Certificate stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company or any of its Subsidiaries proposes to take with respect thereto; and

(iv) (a) on or before March 1 of each calendar year, beginning March 1, 2012, an Independent Reserve Report dated effective as of the immediately preceding December 31, and (b) on or before September 1 of each calendar year, beginning September 1, 2012, an Internal Engineering Report dated effective as of the immediately preceding June 30, in each case together with such other information as may be reasonably requested by the Collateral Agent with respect to the Oil and Gas Properties. With each delivery of an Independent Reserve Report by the Company to the Collateral Agent and the holders of Notes, the Company shall provide to the holders of Notes a certificate from a Responsible Officer certifying that to his knowledge, after reasonable investigation, in all material respects: (A) the information contained in the Independent Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed reasonable at the time, (B) that Company or its Subsidiaries owns good and defensible title to the proved Oil and Gas Properties evaluated in such Independent Reserve Report and such Oil and Gas Properties are free from all Liens except Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis, there are no gas imbalances, take or pay or other prepayments in excess of $1,000,000 with respect to its Oil and Gas Properties evaluated in such Independent Reserve Report which would require the Company or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment thereof, (D) except as noted on such Independent Reserve Report, there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Company or its Subsidiary, as applicable, in such Oil and Gas Properties as set forth in the Independent Reserve Report other than the interests held by third parties under the Hess Agreement, and (E) no operating or other agreement to which the Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires Company or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of such Person in such portion of the such Oil and Gas Properties, except in the event such Person is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs; and;

(v) with reasonable promptness, such other financial data or other information as any holder of Notes may reasonably request, including, upon request of any holder of Notes in connection with a potential transfer of the Notes held by such holder, conventional financial projections of the Company and its Subsidiaries in reasonable detail so long as the potential Transferee enters into a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company in connection therewith.

6B Notices. The Company covenants that:

(i) promptly upon, and in any event within five (5) Business Days of, any Responsible Officer obtaining knowledge thereof, the Company will provide each holder of Notes with written notice executed by a Responsible Officer of any condition or event which constitutes a Default or an Event of Default hereunder;

(ii) promptly (a) after the receipt by any Responsible Officer thereof, the Company will provide each holder with copies of any notices applicable to, and received by the Company or any Subsidiary and applicable to the Company or any of the Subsidiaries from any federal, state or local Governmental Authority of any noncompliance with statutes, laws, decrees, court or administrative orders, regulations or standards which noncompliance could have a Material Adverse Effect, (b) upon becoming aware of the occurrence of any (1) ”reportable event,” as such term is defined in section 4043 of ERISA (except those for which the provision for 30-day notice to the PBGC has been waived by regulation), or (2) non-exempt “prohibited transaction,” as such term is defined in section 4975 of the Code, in connection with any Plan or trust created thereunder, or in connection with any other employee pension benefit plan maintained by the Company or any of its Subsidiaries or by any other trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries within the meaning of section 4001(b) of ERISA, or any trust created thereunder, the Company will provide each holder a written notice specifying the nature thereof, what action the Company or the applicable Subsidiary has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, or (c) following any request therefor, deliver to each holder copies of any notices described in Section 101(f), Section 101(k) or Section 101(l) of ERISA that any Credit Party or any ERISA Affiliate has received with respect to any Multiemployer Plan; provided, that if any Credit Party or any ERISA

Affiliate has not requested such notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or ERISA Affiliate shall, upon a request from a holder, promptly make a request for such notices from such administrator or sponsor and shall provide copies of such notices promptly after receipt thereof;

6C Information Required by Rule 144A. The Company covenants that it will, upon the request of any holder of the Securities, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Securities, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 6C, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

6D Organizational Existence. Subject to paragraph 7B(6), the Company covenants that it will keep in full force and effect its corporate existence and the limited liability company, corporate or other existence of each of its Subsidiaries.

6E Maintenance of Properties. The Company covenants that it will, and will cause each of its Subsidiaries to, (i) maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition in accordance with prudent industry practice, except, in each case, for ordinary wear and tear and casualty and condemnation and where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain and preserve the rights, privileges and franchises necessary for the ownership of its properties and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6F Inspection of Property. The Company covenants that it will permit a representative designated in writing by the Required Noteholders (and, at the request of any Transferee, a representative designated by such Transferee after the date hereof), at the Company’s expense, to visit and inspect any of the properties of the Company or its Subsidiaries, to examine the corporate books and financial records of the Company or its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of the Company or its Subsidiaries and their independent public accountants, all at such reasonable times during normal business hours and from time to time as such representatives may reasonably request but not more often than annually (plus, with respect to any Transferee after the date hereof, one additional visit and inspection by such Transferee during the term of the Notes held by such Transferee) except when a Default or Event of Default has occurred and is continuing. Access to the Company and its Subsidiaries’ properties shall be at the risk of the holders of the Notes or such representative and shall be subject to the Company’s reasonable safety policies.

6G Maintenance of Insurance. The Company covenants that it will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance in such amounts and against such liabilities and hazards (i) as customarily is maintained by other companies operating similar businesses and providing for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance and (ii) as may be required by the Collateral Documents.

6H Compliance with Laws. The Company covenants that it will, and will cause each of its Subsidiaries to, comply in a timely fashion with all applicable laws, ordinances, rules, regulations, decrees and orders of all federal, state, local or foreign courts or Governmental Authorities, including the Fair Labor Standards Act, anti-terrorism laws and applicable Anti-Money Laundering Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

6I Compliance with Environmental Laws. The Company covenants that it will, and will cause each of its Subsidiaries to, comply and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; except, in each case above, for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything in the foregoing to the contrary, neither the Company nor any of its Subsidiaries shall be required to undertake any cleanup, removal, remedial or other action to the extent that its obligation to do so is subject to a Good Faith Contest.

6J Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and which by law have or might become a Lien upon any of its properties or assets; provided, that no such charge or claim need be paid if such charge or claim is subject to a Good Faith Contest.

6K Collateral Covenant. The Company hereby agrees and covenants that it will, and will cause each Domestic Subsidiary to, within thirty (30) days of the Closing Day, enter into such agreements, documents or instruments of any kind (including, without limitation, security agreements, pledge agreements, mortgages, deeds of trust and UCC financing statements), reasonably acceptable to the Required Noteholders and in a form acceptable for recording in the appropriate filing offices, to grant valid first-priority, perfected Liens (subject to Permitted Liens) in favor of the Collateral Agent for the benefit of itself and the holders of the Notes on substantially all of the assets of the Company and its Domestic Subsidiaries, whether now held or hereafter acquired (it being understood that, with respect to the Collateral, valid first-priority, perfected Liens (subject to Permitted Liens) over properties comprising not less than 90% of the assets of the Company and its Domestic Subsidiaries shall constitute “substantially all” of the assets of the Company and its Domestic Subsidiaries for purposes of this paragraph 6K), to secure the obligations of the Company and each Credit Party under this Agreement, the Notes, the Guaranty Agreement and the other Transaction Documents and execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Collateral Agent or the Required Noteholders; provided that, to the extent the Company or any Domestic Subsidiary owns or becomes the owner of Equity Interests of any Foreign Subsidiary, the Company or any such Domestic Subsidiary shall only be required to pledge Equity Interests representing 65% of all of the issued and outstanding Equity Interests of such Foreign Subsidiary (subject to clause (i)(b) below). Without limiting the foregoing, the Company shall, and shall cause each Domestic Subsidiary to, deliver to the holders of the Notes and the Collateral Agent the following within 30 days of the Closing Day (or such other day as is noted below or agreed between the parties hereto):

(i) (a) subject to clause (b) below, fully executed copies of the Security Agreement, the Pledge Agreement and each of the other Collateral Documents as may be reasonably requested by the Purchasers or the Collateral Agent pursuant to this paragraph 6K, in a form acceptable for recording in the appropriate filing offices, and, within sixty (60) days following the Closing Day, evidence that the Company or the applicable Domestic Subsidiary has title to the property covered thereby satisfying the representation and warranty in paragraph 9F, provided that, to the extent the approval or consent of any Governmental Authority is required in order for the Company to pledge more than 49% of the Equity Interests of Toreador owned by the Company, the Company shall only be required to pledge 49% of all issued and outstanding Equity Interests of Toreador pursuant to the Pledge Agreement until such time as all necessary consents and approvals from any applicable Governmental Authority have been received (which in no event shall be later than 120 days after the Closing Day) whereupon, within 5 Business Days of receipt of any such approvals or consents, the Company shall amend the Pledge Agreement on terms and conditions reasonably satisfactory to the Required Holders to provide for the pledge of all of the remaining issued and outstanding Equity Interests of Toreador owned by the Company and Toreador shall execute and deliver all such acknowledgements or certificates as may be reasonably necessary in connection therewith, and (b) within 5 Business Days of receipt of all necessary approvals or consents from any applicable Governmental Authority required in order for Toreador to pledge the Equity Interests of Toreador International owned by Toreador (but in no event later than 120 days after the Closing Day), a fully executed copy of that certain Agreement Constituting Quota Charge by and between Toreador and the Collateral Agent pursuant to which Toreador shall pledge 100% of all of the issued and outstanding Equity Interests of Toreador International directly owned by Toreador at such time (and which at that time represents not less than 65% of the total issued and outstanding Equity Interests of Toreador International) and Toreador International shall execute and deliver all such acknowledgements or certificates as may be reasonably necessary in connection therewith;

(ii) certificates, together with undated, blank stock or transfer powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Domestic Subsidiary, and not less than 65% of all of the issued and outstanding Equity Interests of each Foreign Subsidiary;

(iii) an opinion of (a) Andrews Kurth LLP, special counsel to the Credit Parties, in a form reasonably satisfactory to the Collateral Agent and each holder of the Notes, (b) Hajdu & Pázsitka Law Office, special Hungarian counsel to Toreador, in a form reasonably satisfactory to the Collateral Agent and each holder of the Notes, and (c) Lakatos, Köves and Partners, special Hungarian counsel to the Purchasers, in form and substance reasonably satisfactory to the Collateral Agent and each holder of the Notes;

(iv) copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents or as required by the Collateral Agent;

(v) a certificate of a Responsible Officer of each Credit Party certifying that such Credit Party has received all consents and approvals required by paragraph 9Q;

(vi) (a) bring-down searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Collateral Agent’s Lien on the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (b) tax lien, litigation, judgment and bankruptcy searches;

(vii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Collateral Agent’s sole discretion, to perfect the Collateral Agent’s Liens on the Collateral; and

(viii) to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Collateral Agent’s and the Purchasers’ Liens on the Collateral.

6L Execution and Delivery of Guaranty Agreement and Other Documents. Within fifteen (15) Business Days after the acquisition or formation of a Person that becomes a Domestic Subsidiary of the Company: (i) the Company will cause such Domestic Subsidiary to execute and deliver to each holder of Notes an appropriate joinder to each of the Guaranty Agreement, the Security Agreement, and, to the extent such Domestic Subsidiary holds any Equity Interests of any other Person, the Pledge Agreement; (ii) the Company (if such Domestic Subsidiary is a direct Subsidiary of the Company) will pledge, or cause the direct parent of such Domestic Subsidiary (if such Domestic Subsidiary is not a direct subsidiary of the Company) to pledge, the Equity Interests of such Subsidiary (provided that, to the extent the Company or any Domestic Subsidiary owns or becomes the owner of Equity Interests of any Foreign Subsidiary, the Company or any such Domestic Subsidiary shall only be required to pledge Equity Interests representing 65% of the issued and outstanding Equity Interests of such Foreign Subsidiary) to the Collateral Agent pursuant to the Pledge Agreement; and (iii) the Company will deliver (or cause to be delivered) such certificates accompanying authorizing resolutions, corporate or similar constitutive documents, and other agreements, opinions, instruments and other documents as the Required Noteholders may reasonably request, with each of the foregoing in form and substance reasonably satisfactory to the Required Noteholders.

6M Real Property Collateral. The Company agrees to promptly notify each holder in writing of the acquisition by the Company or any of the Subsidiaries of any fee simple interest in any real property or any Oil and Gas Property and, as promptly as practicable (and in any event, within sixty (60) days of the acquisition thereof), to execute and deliver a mortgage or deed of trust in form and substance satisfactory to the Required Noteholders and to deliver such other Collateral Documents as may be reasonably requested by the Required Noteholders to cause such real property or any Oil and Gas Property to be subject at all times to a first priority, perfected Lien (subject, in each case, to Permitted Liens) in favor of the Collateral Agent for the benefit of itself and the holders of the Notes to secure the obligations of the Company and each Credit Party under this Agreement, the Notes, the Guaranty Agreement and the other Transaction Documents pursuant to the terms and conditions of the Collateral Documents.

6N Oil and Gas Properties – Title Matters. The Company shall from time to time upon the reasonable request of the Collateral Agent or the Required Noteholders take such actions and execute and deliver such documents and instruments as the Collateral Agent or Required Noteholders shall require to ensure that the Collateral Agent shall have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or other title evidence, which title opinions or other title evidence shall be in form and substance reasonably acceptable to the Collateral Agent in its sole discretion and shall cover the producing Oil and Gas Properties of the Company and its Domestic Subsidiaries.

6O Operations. The Company shall, and shall cause each of its Subsidiaries to, maintain, operate and develop its Oil and Gas Properties in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with, in all material respects, all applicable laws and in conformity with, in all material respects, all Leases and other contracts and agreements forming a part of the Oil and Gas Properties and in conformity with the Permitted Liens. The Company and its Subsidiaries shall obtain and maintain all material governmental licenses, permits and bonds necessary or appropriate to own and operate their respective Oil and Gas Properties.

6P Further Assurances. The Company shall, and shall cause its Subsidiaries to, execute and acknowledge (or cause to be executed or acknowledged) and deliver to the Collateral Agent all documents, and take all actions that reasonably may be requested by the Collateral Agent to confirm or assure the rights created or now or hereafter intended to be created under this Agreement and the Collateral Documents, or otherwise to carry out the purposes of this Agreement and the Collateral Documents and the transactions contemplated hereunder and thereunder.

7 NEGATIVE COVENANTS. Until such time as all Notes and amounts owing under this Agreement shall have been finally repaid or paid:

7A Restricted Payments. The Company covenants that it will not, and will not permit any Subsidiary to, make, pay or declare, or commit to make, pay or declare, any Restricted Payment or accept any capital contributions; provided, that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom (other than with respect to clauses (i), (ii), (iv), (vii), (viii) and (ix) below, in which case a Default or Event of Default may have occurred and be continuing), the foregoing will not prohibit the following:

(i) each Subsidiary may make Restricted Payments to (a) the Company, (b) any Subsidiaries of the Company that are Guarantors and (c) any other Person that owns a direct Equity Interest in such Subsidiary (to the extent such Subsidiary is making a contemporaneous Restricted Payment to the Company or a Guarantor which also holds an Equity Interest in such Subsidiary), in each case ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(iii) the Company and each Subsidiary may make capital contributions permitted by paragraph 7B(4)(ii) and clause (xix) of the definition of “Permitted Investments” set forth herein;

(iv) the Company may accept capital contributions and issue Equity Interests; provided, however, that any issuance of Disqualified Stock of the Company must meet the requirements set forth in paragraph 7B(2)(xiii); in addition, Subsidiaries of the Company may issue Equity Interests to any other wholly-owned Subsidiary of the Company or the Company so long as such proposed issuance satisfies the requirements for Permitted Investments;

(v) the Company may pay cash dividends on Preferred Stock; provided, however, that such dividends (a) when taken together with all prior cash dividends on Preferred Stock made under this clause (v) since the Closing Day, shall not exceed the aggregate Net Cash Proceeds received by the Company since the Closing Day, and (b) shall not in any fiscal year exceed, in the aggregate, an amount equal to 10% of the initial purchase price of such Preferred Stock;

(vi) the Company and each Subsidiary may make (a) non-cash repurchases, redemptions or other acquisitions or retirements for value of capital stock deemed to occur upon the exercise of stock options, warrants, rights to acquire capital stock or other convertible securities if such capital stock represents a portion of the exercise or exchange price thereof, and (b) repurchases, redemptions or other acquisitions or retirements for value of capital stock made solely in lieu of withholding taxes in connection with any exercise or exchange of warrants, options or rights to acquire capital stock or vesting of restricted capital stock;

(vii) the Company and each Subsidiary may make cash payments in lieu of the issuance of fractional shares;

(viii) the Company may cause ZaZa LLC to make the distribution contemplated under Section 6.14(h) of the Merger Agreement (as in effect on the date hereof); and

(ix) the Company may pay dividends made within 30 days after the date of declaration if at such date of declaration such dividend would have complied with this paragraph 7A.

For the avoidance of doubt, the Company and its Subsidiaries shall not directly or indirectly make any Upstream Restricted Payment by means of Investments.

7B Lien, Debt and Other Restrictions. The Company covenants that it will not, and will not permit any of its Subsidiaries to:

7B(1) Liens. Create, assume or suffer to exist at any time any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Company or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (each of the following, a “Permitted Lien”):

(i) Liens for taxes, assessments or other governmental charges or levies not yet due or payable or which are the subject of a Good Faith Contest,

(ii) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, warehousemen’s, workmen’s, and repairmen’s Liens and other similar Liens arising by contract or statute in the ordinary course of business securing obligations which are not yet delinquent or which are the subject of a Good Faith Contest, Liens, pledges or deposits in connection with workers’ compensation, unemployment insurance, social security obligations (other than any Lien imposed by ERISA) or good faith deposits in connection with bids, tenders, contracts or leases to which the Company or its Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or its Subsidiaries or deposits or cash or United States government bonds to secure performance, surety or appeal bonds to which the Company or its Subsidiaries is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business, provided that in each case the obligation secured is not overdue and does not constitute Debt, easements or reservations of, rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of the Company and its Subsidiaries or to the ownership of its properties, including minor survey exceptions and other encumbrances on title to real property, that do not, in the aggregate, render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property by the Company or a Subsidiary for its intended purposes,

(iii) Liens securing Capitalized Lease Obligations or purchase money obligations, so long as (a) the Debt or other obligations secured by such Liens is permitted pursuant to paragraph 7B(2)(ix), (b) any such Lien only attaches to the property that is the subject of the Capital Lease giving rise to such Capitalized Lease Obligations or that was acquired with the proceeds of such purchase money obligations Incurred to finance the cost of acquiring such property, and (c) in the case of any Liens securing purchase money obligations, such Liens and the obligations secured thereby are incurred within 90 days of the acquisition of such property and the principal amount of the purchase money obligations secured by such Liens does not, at any time, exceed 100% of the cost of the property subject thereto at the time of the acquisition thereof;

(iv) Liens in favor of the Collateral Agent for the benefit of itself and the holders from time to time of the Notes;

(v) Liens existing on the date hereof and described on Schedule 7B and any renewals or extensions thereof, provided that (a) the property covered thereby is not changed, (b) the amount secured or benefited thereby is not increased except as contemplated by paragraph 7B(2)(xiii), (c) the direct or any contingent obligor with respect thereto is not changed, and (d) any renewal or extension of the obligations secured or benefited thereby is permitted by paragraph 7B(2)(xiii);

(vi) Liens securing judgments for the payment of money not constituting an Event of Default under paragraph 8A(xiii);

(vii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(viii) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided, however, that the obligations secured are not in default and that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution or any other Person;

(ix) Liens on Property acquired after the date of this Agreement existing at the time the Company or any of its Subsidiaries acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and such Liens only secure Debt permitted by paragraph 7B(2)(xiii); provided, further, that such Liens may not extend to any other Property owned by the Company or any of its Subsidiaries other than those of the Person merged or consolidated with the Company or any of its Subsidiaries;

(x) Liens on property of a Person acquired after the date of this Agreement existing at the time such Person becomes a Subsidiary of the Company; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other person becoming a Subsidiary of the Company and such Liens only secure Debt permitted by paragraph 7B(2)(xiii); provided, further, that such Liens may not extend to any other property owned by the Company or any of its Subsidiaries;

(xi) Liens securing Debt or other obligations of a Subsidiary of the Company (which is not a Guarantor) owing to the Company or a Guarantor; provided that such Debt is otherwise permitted under paragraph 7B(2) and all actions have been taken to the reasonable satisfaction of the Required Noteholders to provide to the Collateral Agent, for the benefit of itself and the holders of the Notes, a first priority perfected Lien (subject to Permitted Liens) in such Debt and on all such collateral securing such Debt or other obligations;

(xii) Liens securing Debt of the Company or any of its Subsidiaries incurred to refinance Debt of the Company or any of its Subsidiaries that was previously so secured; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced, and (b) the amount of the Debt so secured shall not exceed the principal amount of the Debt that is being refinanced at the time of such refinancing, plus, without duplication, any additional Debt Incurred to pay interest or premiums required by the instruments governing such existing Debt and reasonable out-of-pocket fees and expenses incurred in connection therewith;

(xiii) Liens on pipelines and pipeline facilities that arise by operation of law securing obligations (other than Debt) not yet due or payable and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto;

(xiv) Liens arising under the Hess Agreement or Liens arising under customary provisions of joint venture agreements, partnership agreements, Leases, assignments, purchase and sale agreements, division orders, contracts for the sale, purchasing, processing, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, development agreements, area of mutual interest agreements, licenses, sublicenses, net profits interests, participation agreements, Farm-Out Agreements, Farm-In Agreements, carried working interest, joint operating, unitization, royalty, sales and similar agreements relating to the exploration or development of, or production from, Oil and Gas Properties entered into in the ordinary course of business in the Oil and Gas Business for claims which are not delinquent or which are subject to a Good Faith Contest; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Company or any Subsidiary or materially impair the value of such Property subject thereto;

(xv) Liens pursuant to customary provisions of Leases for bonus, royalty or rental payments and for compliance with the terms of such Leases incurred in the ordinary course of business of the Company or any of its Subsidiaries for claims which are not delinquent or are subject to a Good Faith Contest;

(xvi) Liens on Property securing Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations permitted under paragraph 7B(2)(iv); provided that the swap counterparty with respect to any Permitted Commodity Hedges or Permitted Other Hedges secured by a Lien on all or part of the Collateral shall have entered into an Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Noteholders providing, among other things, that (a) such Liens shall be pari passu with the Liens securing the Notes and (b) the Collateral Agent (acting at the direction of the Required Noteholders) shall control all rights and remedies in respect of all such Liens pursuant to the provisions of such Intercreditor Agreement;

(xvii) Liens on Property (other than the Eagle Ford Assets) incurred in the ordinary course of business of the Company or any of its Subsidiaries with respect to obligations that, at any one time outstanding, do not exceed $500,000;

(xviii) Liens on Property of the Credit Parties securing Debt of the Company under a Reserve Facility to the extent such Debt is permitted under paragraph 7B(2)(xi), which Liens may be senior to, or on a pari passu basis with, the Liens securing the Notes; provided that the lenders under such Reserve Facility (or an administrative agent on their behalf) shall have entered into an Intercreditor Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Noteholders with respect to such Liens;

(xix) Liens on Property of the Credit Parties (other than the Eagle Ford Assets) securing obligations in respect of Production Payments and Reserve Sales to the extent such obligations are permitted under paragraph 7B(2)(v); and

(xx) leases and subleases of real property that is not Oil and Gas Property that do not materially interfere with the ordinary conduct of the Company and its Subsidiaries, taken as a whole.

7B(2) Debt. Incur any Debt, except:

(i) Debt outstanding under the Notes and the other Transaction Documents;

(ii) Seller Subordinated Debt under (a) the Seller Notes in an aggregate principal amount not to exceed $38,250,000, so long as the Subordination Agreement is in effect, and (b) the ZaZa Principal Loan Notes in an aggregate principal amount not to exceed $9,080,000, so long as the Subordination Agreement is in effect;

(iii) the French Intercompany Loans outstanding on the Closing Day in an aggregate principal amount not exceeding (a) $16,200,000 with respect to French Intercompany Loans denominated in U.S. Dollars, and (b) €3,465,000 with respect to French Intercompany Loans denominated in Euros, together with any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension and no Default or Event of Default exists either before or after giving effect to such refinancing, refunding, renewal or extension;

(iv) Permitted Commodity Hedging Obligations and Permitted Other Hedging Obligations; provided that the aggregate Swap Termination Value of all Permitted Other Hedging Obligations shall not at any time exceed $5,000,000;

(v) Debt or other obligations in respect of Production Payments and Reserve Sales relating to Oil and Gas Properties (other than the Eagle Ford Assets), so long as the aggregate amount of all such Debt and other obligations permitted pursuant to this clause (v), together with all Debt permitted pursuant to paragraph 7B(2)(xi), does not exceed $50,000,000;

(vi) Guaranties by the Company or the Guarantors of Debt of the Company or a Guarantor, as the case may be, Incurred in accordance with the provisions of this Agreement; provided that in the event such Debt that is being Guarantied is a Subordinated Obligation, then the related Guaranty shall be subordinated in right of payment to the Notes or the Guarantees of such Notes to at least the same extent as the Debt being Guarantied, as the case may be;

(vii) Debt of the Company owing to and held by any Guarantor of the Company or Debt of a Subsidiary of the Company owing to and held by the Company or any Guarantor; provided, however, that (a) any subsequent issuance or transfer of capital stock or any other event which results in any such Debt being held by a Person other than the Company or a Guarantor; or (b) any sale or other transfer of any such Debt to a Person other than the Company or a Guarantor shall be deemed, in each case, to constitute an Incurrence of such Debt by the Company or such Subsidiary, as the case may be, on such date and such Debt shall not be permitted under this clause (vii);

(viii) Debt of a Person that becomes a Subsidiary of the Company or is acquired by the Company or a Subsidiary of the Company or merged into the Company or a Subsidiary of the Company in accordance with this Agreement and outstanding on the date on which such Person became a Subsidiary of the Company or was acquired by or was merged into the Company or a Subsidiary of the Company (other than Debt Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Subsidiary of the Company or was otherwise acquired by or was merged into the Company or a Subsidiary of the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person becomes a Subsidiary of the Company or is acquired by or was merged into the Company or a Subsidiary of the Company, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (xiii) of this paragraph 7B(2) after giving effect to the Incurrence of such Debt pursuant to this clause (viii);

(ix) Debt represented by Capitalized Lease Obligations or purchase money obligations, in each case Incurred by the Company or any Subsidiary of the Company for the purpose of financing all or any part of the acquisition or purchase price or cost of construction or improvements or carrying costs of property used in the business of the Company or such Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (ix) and then outstanding, will not exceed $5,000,000 at any time outstanding;

(x) Debt Incurred in respect of self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion Guarantees provided by the Company or a Subsidiary of the Company in the ordinary course of business and any Guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations (other than for an obligation for money borrowed);

(xi) Debt of the Company under a Reserve Facility; provided that the aggregate amount of all such Debt permitted pursuant to this clause (xi), together with all Debt or other obligations permitted pursuant to paragraph 7B(2)(v), does not exceed $50,000,000;

(xii) Debt outstanding on the date hereof and listed on Schedule 7B(2) and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, still further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the holders of the Notes than the terms of any agreement or instrument governing the Debt being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Debt does not exceed the then applicable market interest rate;

(xiii) other Debt of the Company or any Subsidiary not permitted by clauses (i) through (xii) above; provided that on the date on which such Debt is incurred (a) no Default or Event of Default exists or would exist after giving effect to the incurrence thereof and the application of the proceeds thereof, (b) the ratio of (1) Total Debt as of such date (after giving effect to the incurrence of such Debt and the application of the proceeds thereof) to (2) Consolidated EBITDA for the period of twelve (12) consecutive months ended at or most recently prior to such date, as evidenced in financial statements of the Company for such 12-consecutive month period provided to the holders of the Notes, does not exceed 3.5 to 1.0, and (c) such Debt either, at the election of the Company, (x) is secured on a pari passu basis with the Notes (“Additional Pari Passu Obligations”), so long as such Debt and the Liens securing such Debt are subject to the terms of an intercreditor agreement by and among the Company or any relevant Subsidiary, the Collateral Agent and the holders of the Notes in form and substance satisfactory to the Collateral Agent and the Required Noteholders (an “Intercreditor Agreement”) and is not owing to or held by the Company, any Subsidiary, or any Affiliate of the Company or the ZaZa LLC Members, the ZaZa Principals or any of their respective Affiliates, (y) constitutes Subordinated Debt or (z) is unsecured; provided that, notwithstanding the foregoing, Debt may be Incurred under this paragraph (xiii) to refund, refinance, replace, exchange, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) any Seller Subordinated Debt only to the extent such Debt constitutes Subordinated Debt;

(xiv) any Refinancing Debt provided by a third party financial institution in respect of Debt Incurred pursuant to clauses (viii) and (xiii) of this Paragraph 7B(2); and

(xv) Debt in the principal amount of $7,031,000 owing by Toreador to Toreador International as evidenced by that certain Loan Agreement dated December 10, 2010, by and between Toreador and Toreador International, as amended by an amendment dated September 16, 2011, so long as such Debt becomes Subordinated Debt no later than March 1, 2012; provided that if requiring such Debt to become Subordinated Debt is prohibited by Hungarian law, such Debt shall be treated as a French Intercompany Loan and be subject to the requirements of paragraph 5G hereof.

For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to and in compliance with, this paragraph 7B(2):

(a) in the event an item of that Debt meets the criteria of more than one of the types of Debt described in the foregoing provisions of this paragraph 7B(2), the Company, in its sole discretion, will classify such item of Debt on the date of Incurrence and, subject to the various provisions below, may later reclassify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses;

(b) Guarantees of, or Obligations in respect of letters of credit supporting, Debt which is otherwise included in the determination of a particular amount of Debt shall not be duplicated; and

(c) the principal amount of any Disqualified Stock of the Company or a Subsidiary of the Company, or Preferred Stock of a Subsidiary of the Company that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

Accrual of interest, accrual of dividends, the amortization of debt discount or the accretion of accreted value or the payment of interest in the form of additional Debt with respect to Debt outstanding on the Closing Day will not be deemed to be an Incurrence of Debt for purposes of this paragraph 7B(2); provided that payment of interest in the form of additional Debt with respect to Debt Incurred on or after the Closing Day or payment of dividends in the form of additional shares of Disqualified Stock shall be deemed to be an Incurrence of Debt for purposes of this paragraph 7B(2).

7B(3) [Reserved.]

7B(4) Loans, Advances and Investments. Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person or purchase or acquire (in one transaction or series of related transactions) assets of another Person that constitute a business unit or ongoing business (an “Investment”), except (i) Permitted Investments and (ii) (a) Investments by the Company and its Subsidiaries in their respective Subsidiaries which Investments are outstanding as of the date hereof, (b) additional Investments by the Company and its Subsidiaries in Credit Parties, (c) additional Investments by Subsidiaries of the Company that are not Credit Parties in other Subsidiaries that are not Credit Parties, and (d) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Credit Parties in wholly-owned Subsidiaries that are not Credit Parties; provided that, the aggregate amount of all Investments made pursuant to this clause (d) and all other Permitted Investments made by the Credit Parties in Subsidiaries that are not Credit Parties shall not exceed $5,000,000 (or its equivalent in other currencies) in the aggregate.

7B(5) Sale of Equity Interests of Subsidiaries. Sell or otherwise dispose of, or part with control of, any Equity Interests in ZaZa LLC.

7B(6) Merger and Consolidation. Merge, dissolve, liquidate, consolidate with or into another Person or Transfer (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i) any Subsidiary may merge or consolidate with or into (a) the Company so long as the Company is the surviving entity, or (b) any one or more other Subsidiaries, provided that if a Credit Party is merging with another Subsidiary that is not a Credit Party, such Credit Party shall be the surviving entity;

(ii) any Credit Party may Transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Credit Party;

(iii) any Subsidiary may Transfer its assets to the Company or to another wholly-owned domestic Subsidiary;

(iv) any Subsidiary that is not a Credit Party may Transfer all or substantially all its assets (including any Transfer that is in the nature of a liquidation) to (a) another Subsidiary that is not a Credit Party or (b) to a Credit Party;

(v) the Company may merge with or into or wind up into (whether or not the Company is the surviving corporation), or convey, transfer or lease all or substantially all its assets in one or more related transactions to, any Person, provided that:

(a) the resulting, surviving or transferee Person (the “Successor Issuer”) will be a solvent corporation or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Issuer (if not the Company) will (1) expressly assumed, by execution of a counterpart to this Agreement and such other documents, instruments and agreements as may be reasonably requested by the Required Noteholders, all the obligations of the Company under this Agreement, the Notes and the other Transaction Documents to which the Company is a party and, (2) shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdiction as may be required by applicable law to grant, preserve and protect the Liens on the Collateral pledged by or transferred to such Person to secure the Notes, together with all financing statements and comparable documents as may be required to perfect any Liens in such Collateral, and (3) cause to be delivered to each holder of the Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Noteholders in customary form (and subject to customary exceptions and qualification) to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms;

(b) immediately after giving effect to such transaction (and treating any Debt that becomes an obligation of the Successor Issuer or any Subsidiary of the Successor Issuer as a result of such transaction as having been Incurred by the Successor Issuer or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(c) immediately after giving effect to such transaction, the Successor Issuer would be able to Incur at least an additional $1.00 of Debt pursuant to clause (xiii) of paragraph 7B(2); and

(d) each Guarantor shall have reaffirmed its obligations under the Guaranty Agreement.

No such conveyance, transfer or lease of all or substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Issuer that shall theretofore have become such in the manner prescribed in this paragraph 7B(6)(v) from its liability under this Agreement, the Notes or any other Transaction Document to which it is a party.

7B(7) Sale of Assets.

(i) The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Disposition unless:

(a) the Company or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(b) at least 75% of the consideration received in respect of such Asset Disposition by the Company or such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(1) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any of its Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of any such assets or Equity Interests pursuant to (A) a customary novation agreement that releases the Company or such Subsidiary from further liability therefor or (B) an assignment agreement that includes, in lieu of such a release, the agreement of the transferee or its parent company to indemnify and hold harmless the Company or such Subsidiary from and against any loss, liability or other cost in respect of such assumed liability; and

(2) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days after the date of the Asset Disposition, to the extent of the cash received in that conversion; and

provided that the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Disposition in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provisions on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Disposition complied with the aforementioned 75% limitation.

(ii) Notwithstanding clause (i), the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition in respect of the Eagle Ford Assets unless:

(a) such Asset Disposition complies with the requirements of clause (i) above;

(b) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied within 365 days after receipt thereof to invest in Eagle Ford Assets or to prepay the Notes pursuant to an Asset Disposition Offer in a manner consistent with clauses (iv)-(x), inclusive, below, and to the extent that an Asset Disposition Offer is made as described below and any holders of the Notes do not accept such Asset Disposition Offer, the Company may use the remaining Net Available Cash that was the subject of such Asset Disposition Offer for any purpose not prohibited hereunder;

(c) to the extent that 100% of the Net Available Cash from such Asset Disposition has not been applied in accordance with clause (b) above, such Net Available Cash shall be deemed to be “Excess Proceeds”, which shall applied as set forth in paragraph (iv) below;

(d) such Asset Disposition, together with all other Asset Dispositions made during such calendar year, do not exceed an amount equal to ten percent (by acreage) of the result of (1) the Eagle Ford Assets (by acreage) as of the date hereof, plus (2) all Eagle Ford Assets (by acreage) acquired after the date hereof but prior to the date of such Asset Disposition, minus (3) all Eagle Ford Assets (by acreage) sold or otherwise disposed of after the date hereof but prior to the date of such Asset Disposition (prior to giving effect to such Asset Disposition); and

(e) such Asset Disposition is not a Production Payment and Reserve Sale.

(iii) Within 365 days after the receipt of any Net Available Cash from an Asset Disposition permitted by clause (i) above or any Casualty or Condemnation Event, the Company (or the applicable Subsidiary of the Company, as the case may be) may apply such Net Available Cash:

(a) to prepay the Notes in a manner consistent with clauses (iv)-(x), inclusive, below; or

(b) so long as no Default or Event of Default exists or would exist immediately before or immediately after giving effect to such Asset Disposition, to invest in Additional Assets, which Additional Assets are added to the Collateral securing the Notes.

An amount equal to any Net Available Cash from Asset Dispositions that are not applied or invested as provided in clauses (a) and (b) above will constitute “Excess Proceeds.”

(iv) Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $1,000,000, the Company will make an irrevocable offer (an “Asset Disposition Offer”) to each holder of the Notes to prepay, at the election of each holder, a portion of the Notes held by each such holder equal to such holder’s Ratable Portion of the Excess Proceeds held by the Company and its Subsidiaries as of the date of such offer (the “Offer Amount”) at 101% of the outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, to (but not including) the date of such prepayment. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company or any Subsidiary of the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of Notes accepting such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Company will use the Excess Proceeds to prepay the Notes on a pro rata basis based on the outstanding principal amount of the Notes at the time of such prepayment. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

(v) Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, will be governed by paragraph 7B(6) of this Agreement and not by the provisions of this paragraph 7B(7).

(vi) In the event that, pursuant to the foregoing provisions of this paragraph 7B(7), the Company is required to commence an Asset Disposition Offer, it will follow the procedures specified below. The Asset Disposition Offer shall be made to all holders of Notes. The Asset Disposition Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).

(vii) If the Asset Disposition Prepayment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest to (but not including) the Asset Disposition Prepayment Date will be paid to the Person in whose name a Note is registered at the close of business on such record date.

(viii) Upon the commencement of an Asset Disposition Offer, the Company will send a notice thereof to each of the holders of the Notes. The notice will contain all instructions and materials necessary to enable such holders to receive a prepayment of the Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:

(a) that the Asset Disposition Offer is being made pursuant to this paragraph 7B(7) and constitutes an irrevocable offer to prepay the Notes pursuant to this paragraph 7B(7) at the election of each holder of the Notes;

(b) the Offer Amount, a brief description of the Asset Dispositions giving rise to the Asset Disposition Offer, a computation of the Excess Proceeds that are the subject of such Asset Disposition Offer, the length of time the Asset Disposition Offer will remain open, each holder’s Ratable Portion of the Asset Disposition Offer which it is entitled to receive and the date on which such prepayment shall be made (which date shall be not more than 3 Business Days after termination of the Offer Period) (the “Asset Disposition Prepayment Date”);

(c) that upon acceptance by such holder, the Company will prepay the portion of the Offer Amount to which such holder is entitled as specified in such notice;

(d) that holders of Notes will be entitled to withdraw their election if the Company, the depositary or the paying agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note held by such holder and a statement that such holder is withdrawing his election to have such Note prepaid in connection with such Asset Disposition Offer.

(ix) To accept such Asset Disposition Offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than 5 days prior to the Asset Disposition Prepayment Date, provided, that failure to accept such offer in writing by such date shall be deemed to constitute a rejection of the Asset Disposition Offer. If so accepted by any holder of a Note, such offered prepayment (equal to not less than such holder’s pro rata share of the Excess Proceeds) shall be due and payable on the Asset Disposition Prepayment Date.

(x) Prepayment of the Notes to be prepaid pursuant to this paragraph 7B(7) shall be at an amount equal to 101% of the outstanding principal amount of such Notes, together with accrued and unpaid interest on such Notes to, but not including, the date of prepayment. The prepayment shall be made on the Asset Disposition Prepayment Date.

7B(8) Sale, Discount or Encumbrance of Receivables. Sell with recourse, or discount or otherwise sell for less than the face value thereof, or subject to a Lien (other than Liens permitted by paragraph 7B(1)), any of its notes receivable or accounts receivable, except notes or accounts receivable the collection of which is doubtful in accordance with GAAP.

7B(9) Related Party Transactions. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay or agree to pay any management, advisory or consulting fees to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Party other than on terms and conditions at least as favorable to the Company or such Subsidiary as those that would be obtained through an arm’s-length negotiation with an unaffiliated third party, except for (i) transactions contemplated by the Merger Agreement, the Contribution Agreement and the Existing Stockholders’ Agreement, (ii) grants of overriding royalty interests arising under arrangements in existence as of the Closing Day described under the section heading “ZaZa Related Party Transactions” in the Company’s Registration Statement on Form S-4 filed with the SEC in connection with the Merger and Contribution, as amended through January 1, 2012, and (iii) other transactions to the extent expressly permitted by this Agreement or the Hess Agreement.

7B(10) Restrictions on Subsidiaries. Enter into any contract, agreement or business arrangement that restricts or limits in any manner, or incur or permit to exist any restriction (other than customary restrictions imposed by corporate law) on, any Subsidiary’s ability to (i) make distributions on or with respect to its Equity Interests to the Company or any other Subsidiary, (ii) repay obligations to the Company or any other Subsidiary or (iii) transfer property to the Company or any other Subsidiary.

7B(11) Sale and Lease-Back. Except to the extent permitted by paragraph 7B(2)(ix), enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Company or any other Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any other Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any other Subsidiary.

7C Modification of Merger Agreement. The Company covenants that, without the prior written consent of the Required Noteholders, it will not amend, supplement or otherwise modify (i) the Merger Agreement or the Contribution Agreement in any manner adverse to the holders of the Notes, including, without limitation, any modification(s) that would (a) result in any increased liability of any Credit Party, or (b) result in the increase of the overall monetary consideration to be paid in connection with the Merger and Contribution (including, without limitation, the Seller Notes); or (ii) the Seller Notes or the ZaZa Principal Loan Notes, except to the extent permitted under the Subordination Agreement.

7D Hostile Tender Offer. The Company covenants that none of the proceeds of the Notes will be used to finance directly or indirectly any Hostile Tender Offer.

7E Change of Fiscal Year. The Company covenants that it will not make any change in its (i) accounting policies or reporting practices, except as required by GAAP, or (ii) fiscal year, in each case without giving prior written notice thereof to the holders of the Notes.

7F Modification of Organizational Documents. The Company covenants that it will not, and will not permit its Subsidiaries to, amend, supplement or otherwise modify their respective Organizational Documents in any manner that is adverse to the interests of the holders of the Notes without the prior written consent of the Required Noteholders.

7G Nature of Business. The Company covenants that it will not, and will not permit any of its Subsidiaries to, engage in any material business activity other than the Oil and Gas Business.

7H Prepayments, Etc. of Subordinated Debt. The Company covenants that it will not, and will not permit any of its Subsidiaries to:

(i) directly or indirectly repay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any distribution of securities or other property or assets in respect of, any Debt under or in respect of the Seller Notes or the ZaZa Principal Loan Notes, unless, with respect to any date on which such payment is proposed to be made, (a) no Default or Event of Default shall have occurred and be continuing or would result from such payment; and (b) such payment or distribution is otherwise permitted under the terms of this Agreement and the Subordination Agreement; or

(ii) directly or indirectly repay, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any distribution of securities or other property or assets in respect of, any other Subordinated Debt (other than Subordinated Debt referenced in clause (i) above), unless, with respect to any date on which such payment is proposed to be made, (a) no Default or Event of Default shall have occurred and be continuing or would result from such payment; and (b) such payment or distribution is otherwise permitted under the terms of any subordination agreement in respect of such Subordinated Debt.

7I Use of Proceeds. The Company covenants that it will not use the proceeds of the Securities for any purpose other than (i) to pay fees and expenses in connection with the Merger and Contribution, (ii) to refinance certain existing Debt of Toreador and ZaZa LLC and (iii) for general working capital purposes.

7J Terrorism Sanctions Regulations. The Company covenants that it will not, and will not permit any of its Affiliated Entities to, (i) become an OFAC Listed Person, (ii) have any investments in, or engage in any dealings or transactions with, any Blocked Person, or (c) engage in any activities that could subject such Person or the Purchasers to sanctions under CISADA or under any applicable state law that imposes sanctions on Persons that do business with Iran or any other country that is subject to an OFAC Sanctions Program.

8 EVENTS OF DEFAULT.

8A Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company defaults in the payment of any principal or Premium or other prepayment consideration payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(ii) the Company defaults in the payment of any interest on any Note, or any other amount due under this Agreement (other than amounts due under clause (i) of this paragraph 8A) or any of the other Transaction Documents for more than 5 days after the date due; or

(iii) (a) any Credit Party or any Subsidiary thereof (1) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or Guaranty (other than Debt hereunder and amounts owed under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (2) fails to observe or perform any other agreement or condition relating to any such Debt or Guaranty or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its Stated Maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or (b) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) or other similar event resulting from (1) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (2) any “Termination Event” (as defined in such Swap Contract) or other similar event under such Swap Contract as to which a Credit Party or any Subsidiary thereof is an “Affected Party” (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than $20,000,000; or

(iv) any representation or warranty made by any Credit Party in any of the Transaction Documents to which it is a party or by any Credit Party or any of its officers in any writing furnished in connection with or pursuant to any of the Transaction Documents to which it is a party shall be false in any material respect on the date as of which made; or

(v) the Company fails to perform or observe any agreement contained in paragraphs 6B(i), 6D, 6J, 6K, 6L or 7; or

(vi) any Credit Party fails to perform or observe any other agreement, term or condition contained in any Transaction Document, other than the Warrants and paragraph 11 hereof, to which it is a party and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vii) any Credit Party or any Subsidiary makes an assignment for the benefit of creditors or is generally unable to pay its debts as such debts become due; or

(viii) any decree or order for relief in respect of any Credit Party or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(ix) any Credit Party or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of such Credit Party or Subsidiary, or of any substantial part of the assets of such Credit Party or Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States of America or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to such Credit Party or Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(x) any such petition or application is filed, or any such proceedings are commenced, against any Credit Party or Subsidiary and such Credit Party or Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xi) any order, judgment or decree is entered in any proceedings against any Credit Party decreeing the dissolution of such Credit Party and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(xii) any order, judgment or decree is entered in any proceedings against any Credit Party or any Subsidiary decreeing a split-up of such Credit Party or Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock or other equity interests of a Subsidiary whose assets represent a substantial part, of the Consolidated assets of the Company or which requires the divestiture of assets, or stock or other equity interests of a Subsidiary, which shall have contributed a substantial part of the Consolidated net income of the Company for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xiii) one or more judgments or orders in an aggregate amount in excess of $5,000,000 is rendered against any Credit Party or any Subsidiary and, within 30 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 30 days after the expiration of any such stay, such judgment is not discharged; or

(xiv) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Credit Party or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” under all Plans, determined by the Plan’s actuaries, shall exceed the fair market value of the assets of such Plans by $5,000,000, (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA (other than the payment of premiums to the PBGC satisfied in the ordinary course of business), or (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan resulting in a withdrawal liability in excess of $5,000,000; or

(xv) any Transaction Document, at any time after its execution and delivery, ceases for any reason to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xvi) any Collateral Document, at any time after its execution and delivery, shall cease for any reason to create a valid security interest on substantially all of the Collateral purported to be covered thereby (other than Collateral released from such security interest in accordance with the terms of such Collateral Document) or such security interest shall cease to be a perfected and first priority security interest, subject only to Liens permitted under paragraph 7B(1) (it being understood that valid first-priority, perfected Liens (subject to Permitted Liens) over properties comprising not less than 90% of the assets of the Company and its Domestic Subsidiaries shall constitute “substantially all” of the assets of the Company and its Domestic Subsidiaries for purposes of this clause (xvi)) and such failure shall continue and remain uncured for 45 days; provided the foregoing 45 day cure period shall not apply if the valid first-priority, perfected Liens cover less than 80% of the assets of the Company and its Domestic Subsidiaries at any time; or

(xvii) the Company amends, supplements or modifies any of the terms or provisions of the French Intercompany Loans except solely in respect of incurring Refinancing Debt of the French Intercompany Loans so long as the holder of such Refinancing Debt is Toreador Energy France;

then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 8A, the holder of any Note with respect to which a payment default has occurred (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Premium or other prepayment consideration, if any, and any fees or other amounts then owing under the Transaction Documents, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 8A with respect to any Credit Party, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Premium or other prepayment consideration, if any, and any fees or other amounts then owing under the Transaction Documents, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default hereunder (including an Event of Default described in clause (i) or (ii) of this paragraph 8A), the Required Noteholders may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Premium or other prepayment consideration, if any, and any fees or other amounts then owing under the Transaction Documents, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company.

8B Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 8A, the Required Noteholders may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on such Notes, all overdue fees and other amounts owing under the Transaction Documents, if any, payable with respect to such Notes, the principal of and Premium or other prepayment consideration, if any, payable with respect to the Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest, fees and other amounts, principal and Premium or other prepayment consideration at the rate specified herein or in such Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 13C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

8C Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 8A or any such declaration shall be rescinded and annulled pursuant to paragraph 8B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

8D Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, such Note and the other Transaction Documents (other than the Collateral Documents) by exercising such remedies as are available to such holder thereunder and in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document (other than the Collateral Documents) or in aid of the exercise of any power granted in this Agreement or any other Transaction Document (other than the Collateral Documents). No remedy conferred in this Agreement or any other Transaction Document upon or for the benefit of the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein, in any other Transaction Document or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, on behalf and for the benefit of itself and the holders of the Notes, may, upon the direction of the Required Noteholders, in addition to all other rights and remedies of the holders of the Notes hereunder, exercise any and all rights and remedies under the Collateral Documents or otherwise available at law or in equity, provided that any failure to receive such direction will create no rights in favor of the Company or any Subsidiary.

9 REPRESENTATIONS AND WARRANTIES. The Company represents, covenants and warrants as follows, both immediately before and immediately after giving effect to the consummation of the Merger and Contribution (which representations, covenants and warranties shall be deemed to survive the closing of the transactions hereunder until the full, complete and final payment and performance of the obligations under the Notes):

9A Organization; Subsidiaries. The Company and each of its Subsidiaries is duly organized and existing in good standing in every jurisdiction in which it is incorporated or organized and is licensed or qualified to do business and in good standing in every jurisdiction where the ownership of its properties or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect. The names of the Company and each Subsidiary, the jurisdiction in which the Company and each Subsidiary is organized, the equity owner(s) of the Company and each Subsidiary and the ownership interests of such owners therein, in each case as of the Closing Day, are as set forth in Schedule 9A(1).

9B Power and Authority. Each of the Company and its Subsidiaries has all requisite organizational power to conduct its business as currently conducted and as currently proposed to be conducted. Each of the Company and the other Credit Parties has all requisite organizational power to execute and deliver the Transaction Documents to which it is a party and perform its obligations under such Transaction Documents. The execution, delivery and performance of the Transaction Documents to which the Company or any of the other Credit Parties is a party have been duly authorized by all requisite action, and such Transaction Documents have been duly executed and delivered by Responsible Officers of the Company or such other Credit Parties and are valid obligations of the Company or such other Credit Parties, legally binding upon and enforceable against the Company or such other Credit Parties in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

9C Financial Statements. The Company has furnished the Purchasers with the financial statements of ZaZa LLC and Toreador contained in the Registration Statement on Form S-4 filed in connection with the Merger and Contribution. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments which are not material), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all consolidated liabilities, direct and contingent, required to be shown in accordance with such principles. Such financial statements fairly, in all material respects, present the Consolidated financial condition and results of the operations of ZaZa LLC and Toreador as at the dates and for the periods indicated. Except for Law 2011-835 relating to “fracking” in France, there has been no material adverse change in the business, condition (financial or otherwise) or operations of ZaZa LLC or Toreador, taken as a whole, since December 31, 2010.

9D Actions Pending. There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened which questions the validity or legality of or seeks damages in connection with this Agreement or any of the other Transaction Documents or any action taken or to be taken pursuant to this Agreement or any of the other Transaction Documents. There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any other Subsidiary or any properties or rights of any of the foregoing, by or before any court, arbitrator or administrative or Governmental Authority which, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

9E Outstanding Debt. Other than Debt (and certain other obligations) to be repaid with the proceeds of the Notes and Warrants as set forth in the Flow of Funds, neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraphs 7B(1), 7B(2) and 7B(4). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.

9F Title to Properties; Insurance. After giving effect to the Merger and Contribution, the Company and each of its Subsidiaries has, good and indefeasible title to its respective real properties (other than properties which it leases) and good and defensible title to all of its other respective properties and assets, including, without limitation, all properties and assets reflected in the most recent audited balance sheet referred to in paragraph 9C, other than properties and assets disposed of in the ordinary course of business, in each case subject to no Lien of any kind except Liens permitted by paragraph 7B(1). All leases necessary in any material respect for the conduct of the business of the Company and its Subsidiaries are valid and subsisting and are in full force and effect.

9G Oil and Gas Properties. Except for those Oil and Gas Properties and other Collateral disposed of in accordance with this Agreement and Leases that have expired in accordance with its terms, the Company and its Subsidiaries have good and indefeasible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the Initial Independent Reserve Report, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens. Except for Oil and Gas Properties disposed of in compliance with this Agreement, Leases which have expired in accordance with their terms and as disclosed on Schedule 9G hereto: (i) the information contained in the Initial Independent Reserve Report and any other information delivered in connection therewith is based on information that was prepared in good faith based upon assumptions believed reasonable at the time, (ii) the Company or its Subsidiaries owns good and defensible title to the proved Oil and Gas Properties evaluated in such Initial Independent Reserve Report and such Oil and Gas Properties are free from all Liens (except Permitted Liens), (iii) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Company or any of its Subsidiaries in such Oil and Gas Properties as set forth in Initial Independent Reserve Report other than such interests provided for in the Hess Agreement, and (iv) no operating or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Company or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of such Person in such portion of the such Oil and Gas Properties, except in the event such Person is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs.

9H Leases and Contracts; Performance of Obligations. Except for those Oil and Gas Properties disposed of in accordance with this Agreement and Leases that have expired in accordance with their terms, the Leases forming a part of the Oil and Gas Properties of the Companies covered by the Initial Independent Reserve Report are in full force and effect. All rents, royalties and other payments due and payable under such Leases, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any Oil and Gas Properties covered by the Initial Independent Reserve Report, have been properly and timely paid or will be paid prior to delinquency unless disputed in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP. Neither the Company nor any of its Subsidiaries is in default with respect to its material obligations (and the Company is not aware of any default by any third party with respect to such third party’s obligations) under any such Leases or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties covered by the Initial Independent Reserve Report.

9I Gas Imbalances, Prepayments. On a net basis there are no gas imbalances, take-or-pay or other prepayments (excluding firm transportation contracts entered into in the ordinary course of business) that would require the Company or any of its Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefore in excess of $1,000,000 (net of balancing receivables or assets owing by third parties to the Company or its Subsidiaries). Except for contracts listed in the Initial Independent Reserve Report (with respect to all of which contracts the Company represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed Reserve below the subject property’s delivery capacity except as disclosed in such Initial Independent Reserve Report), no material agreements exist which are not cancelable on 120 days’ notice or less without penalty or detriment for the sale of production from the Company’s or its Subsidiaries’ Oil and Gas Properties (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months.

9J Operation of Oil and Gas Properties. Except for those Oil and Gas Properties disposed of in accordance with this Agreement and Leases that have expired in accordance with their terms, the Oil and Gas Properties covered by the Initial Independent Reserve Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the Initial Independent Reserve Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with, in all material respects, all applicable laws and in conformity with, in all material respects, all Leases and other contracts and agreements forming a part of the Oil and Gas Properties covered by the Initial Independent Reserve Report and in conformity with the Permitted Liens. Each of the Company and its Subsidiaries has all material governmental licenses, permits and bonds necessary or appropriate to own and operate its Oil and Gas Properties covered by the Initial Independent Reserve Report, and neither the Company nor any of its Subsidiaries has received notice of any violations in respect of any such licenses or permits.

9K Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities are in compliance in all respects with all foreign, federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including the USA Patriot Act, all applicable anti-money laundering laws, the Fair Labor Standards Act and all Environmental Laws, except, in any case, where failure to comply could not reasonably be expected to have a Material Adverse Effect.

9L Taxes. Each of the Company and its Subsidiaries has filed all material foreign, federal, state and other income tax returns which, to the Knowledge of the Company, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes which are subject to a Good Faith Contest or taxes which in the aggregate are not material.

9M Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Securities, nor the fulfillment by the Credit Parties of, nor the compliance by the Credit Parties with, the terms and provisions hereof and of the Securities and the other Transaction Documents will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the assets of any Credit Party or Subsidiary pursuant to the organizational documents of any such Person, any award of any arbitrator or any agreement (including any agreement with equityholders of such Persons), instrument, order, judgment, decree, statute, law, rule or regulation to which such Person is subject. Except for the Transaction Documents, neither the Credit Parties nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of such Person, any agreement relating thereto or any other contract or agreement (including Organizational Documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of such Person of the type to be evidenced by the Notes or created by the Guaranty Agreement.

9N Offering of Securities in Compliance With Laws. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Securities or any other security of the Company for sale to, or solicited any offers to buy the Securities or any other security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than not more than ten (10) Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would require registration of the issuance or sale of the Securities under section 5 of the Securities Act or to the provisions of any securities or “blue sky” law of any applicable jurisdiction.

9O Use of Proceeds. The proceeds of the Securities will be used solely (i) to pay fees and expenses in connection with the Merger and Contribution, (ii) to refinance certain existing Debt of Toreador and ZaZa LLC and (iii) for general working capital purposes. None of the proceeds of any of the Securities will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Securities to violate Regulation T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect. Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this paragraph, the term “margin stock” shall have the meaning assigned to it in said Regulation U.

9P ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any ERISA Affiliate (other than payment of PBGC premiums satisfied in the ordinary course of business). Neither the Company nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan. The execution and delivery of this Agreement, the issuance and sale of the Notes and the issuance of the Warrants will be exempt from, or will not involve any transaction which is subject to, the prohibitions of section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the preceding sentence is made in reliance upon and subject to the accuracy of the Purchasers’ representation in paragraph 10B as to the source of funds to be used by it to purchase any Notes and Warrants.

9Q Governmental Consent. Neither the nature of the Credit Parties or of any Subsidiary nor any of their respective businesses or properties, nor any relationship between the Credit Parties or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Securities or the use of the proceeds of any of them is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or other Governmental Authority in connection with (i) the conduct of each Credit Party’s business as currently conducted or proposed to be conducted, (ii) the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Securities or (iii) except as specified in paragraph 6K(i), the fulfillment of or compliance with the terms and provisions hereof or of any other Transaction Document.

9R Regulatory Status. Neither the Company nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9S Absence of Liens, etc. Except with respect to (i) the Liens identified on Schedule 9S relating to the Debt to be repaid at Closing with the proceeds of the Securities and which Liens will be discharged and released at Closing, and (ii) Liens permitted by paragraph 7B(1) hereof, there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any of its Subsidiaries or any rights relating thereto.

9T Hostile Tender Offers. None of the proceeds of the sale of the Notes will be used to finance a Hostile Tender Offer.

9U Disclosure. None of this Agreement or any other Transaction Document or any other document, certificate or statement furnished by or on behalf of the Credit Parties in connection with this Agreement or any other Transaction Document or the issuance of the Securities contains, when taken as a whole, any untrue statement of a fact or omits to state a fact necessary in order to make the statements contained herein or therein not materially misleading.

9V Solvency; Fraudulent Transfers. Immediately after giving effect to the incurrence of Debt under the Notes and the Seller Subordinated Debt, the use of the proceeds thereof and the payment of all estimated legal, accounting and other fees and expenses related to the foregoing and giving effect to the provisions of Section 5(e) of the Guaranty Agreement, each Credit Party will be “Solvent,” (taking into account any and all rights of contribution) meaning: (a) the fair market value of such Credit Party’s assets will be in excess of the amount that will be required to be paid on or in respect of its existing debts and other liabilities (including contingent liabilities) as they mature; (b) such Credit Party will not have unreasonably small capital to carry on its business as conducted or as proposed to be conducted; (c) such Credit Party does not intend to or believe that it will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations); and (d) such Credit Party does not intend to hinder, delay or defraud either present or future creditors. In addition, such Credit Party will have received fair consideration and reasonably equivalent value in exchange for incurring its Debt under the Notes and the Guaranty Agreement.

9W Employment Agreements; Non-Compete Agreements. As of the Closing Day, except as set forth on Schedule 9W, there are no employment agreements, non-compete agreements or other agreements to which any employee of the Company or any other Subsidiary, on the one hand, and any of the Company or any other Subsidiary, on the other hand, are party. As of the Closing Day, a true, correct and complete copy of each of the employment agreements and non-compete agreements set forth in Schedule 9W has been furnished to the Purchasers.

9X Foreign Assets Control Regulations, etc.

(i) Neither the Company nor any Affiliated Entity (a) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”), (b) engages in any dealings or transactions with any such OFAC Listed Person, or (c) is a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (c), a “Blocked Person”). Neither the Company nor any Controlled Entity is engaged in any activities that could subject such Person or the Purchasers to sanctions under CISADA or under any applicable state law that imposes sanctions on Persons that do business with Iran or any other country that is subject to an OFAC Sanctions Program.

(ii) No part of the proceeds from the sale of the Securities hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(iii) Neither the Company nor any Affiliated Entity (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(iv) No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage. The Company has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

9Y Capitalization. As of the Closing and immediately after giving effect to the issuance and delivery of the Warrants (i) the issued and outstanding Equity Interests of the Company shall consist of 101,302,468 shares of Common Stock of the Company, par value $.01 per share and the Warrants, (ii) all such issued and outstanding Equity Interests of the Company have been duly authorized and validly issued and have no original unpaid subscription liability (other than, with respect to the Warrants, payment of the exercise price thereunder), (iii) the rights, preferences, privileges and restrictions of the various classes of the Equity Interests of the Company are as specified in the this Agreement, the Warrants and the Company’s Organizational Documents, and (iv) all Equity Interests owned by the Company specified in Schedule 9A(1) are owned by the Company, free and clear of any liens, encumbrances, equities or claims. Except as specified in this Agreement, no Person will have any rights to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any Equity Interests or other securities of the Company and the Company does not have any contractual obligations to repurchase, redeem or otherwise acquire any Equity Interests. The Warrants, when issued, sold and delivered in accordance with the terms hereof for the consideration and on the terms and conditions set forth herein, will be duly authorized and validly issued, fully paid and non-assessable and, based in part upon the representations of Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws, and will not be subject to any pre-emptive rights or other similar rights of shareholders of the Company that are provided for in the Company’s Organizational Documents or in any agreement to which the Company is a party. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action of the Company in connection with the prospective exercise of the Warrants. The issuance of the Warrant Shares (i) does not require any further corporate action by the stockholders of the Company, other than as has been obtained, or the Board of Directors, other than the dissemination of an Information Statement as provided for in the Warrant (ii) is not subject to the pre-emptive rights or rights of first refusal of any present or future stockholders of the Company, (iii) does not conflict with any provision of any agreement to which the Company is a party or by which it is bound. All Warrant Shares, when issued upon exercise of the Warrants in accordance with their terms, against payment of the exercise price therefor, will be duly authorized, validly issued, fully paid and non-assessable, and (iv) will constitute approximately 20.6% of the total issued and outstanding Equity Interests of the Company, on a fully diluted basis (taking into account all outstanding warrants, options, convertible securities and other rights to purchase Equity Interests of the Company) as of the Closing. The Company has reserved 26,315,789 shares of Common Stock for the exercise of the Warrants.

10 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASERS.

10A Nature of Purchase. Each Purchaser represents that it is purchasing the Securities for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds over which such Purchaser has investment discretion and not with a view to the distribution thereof, provided that the disposition of its or their property shall at all times be within its or their control. Such Purchaser understands that the Notes, Warrants and Warrant Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes or Warrants.

10B Source of Funds. At least one of the following statements is an accurate representation as to the source of funds (a “Source”) to be used by each Purchaser to pay the purchase price of the Securities to be purchased by such Purchaser hereunder:

(i) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995)) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii) the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such Person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi) the Source is a governmental plan; or

(vii) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 10B, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA and whether a Source constitutes of or includes the assets of an employee benefit plan shall be determined under Section 3(42) of ERISA and applicable Department of Labor regulations.

10C Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Securities.

10D Plan or Intent to Sell. At the time of issuance of the Notes and Warrants, each Purchaser has no plan or intention to sell, exchange, distribute, dispose of or otherwise transfer the Notes, the Warrants, or any equity issuable upon exercise of the Warrants.

10E Treatment of Notes. The Purchasers shall treat the Notes as indebtedness for all purposes, including U.S. federal income tax purposes.

11 COVENANTS RELATED TO THE WARRANTS

11A Registration Rights

11A(1) Filing of the Shelf Registration Statement. The Company shall (i) cause to be prepared and filed with the SEC a Shelf Registration Statement on Form S-1 (or, if the Company is eligible to use such form, Form S-3) within 90 days of the Closing Day for purposes of registering for sale to the public the Registrable Shares, and (ii) use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act by the SEC as soon as practicable thereafter and in any event no later than 180 days after the Closing Day. If the Company files the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3, the Company may file a post-effective amendment to such Form S-1 on Form S-3 and use its commercially reasonable efforts to cause the Shelf Registration Statement, as so amended, to become effective within 45 days of the filing thereof.

11A(2) Effectiveness of the Shelf Registration Statement. Following the declaration of effectiveness by the SEC of such Shelf Registration Statement filed pursuant to paragraph 11A(1), the Company shall (i) use commercially reasonable efforts to cause such Shelf Registration Statement to remain effective and provide all requisite financial statements until such time as there cease to be Registrable Shares , (ii) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective until such time as there cease to be Registrable Shares, (iii) furnish to each holder offering Registrable Shares under such Shelf Registration Statement such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus complying with the requirements of the Securities Act, as such holder may reasonably request, (iv) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Shelf Registration Statement during such period in accordance with the intended methods of distribution by the selling holders thereof set forth in the Shelf Registration Statement, and (v) prior to any public offering of Registrable Shares, cooperate with the selling holders and the underwriter(s), if any, in connection with the registration and qualification of the Registrable Shares under the state securities or “blue sky” laws of such jurisdictions within the United States of America as the selling holders or underwriter(s), if any, may reasonably request and to use commercially reasonable efforts to do any and all other acts or things necessary or advisable to permit the disposition in such jurisdictions of the Registrable Shares covered by the Shelf Registration Statement in a manner that is in compliance with the applicable laws of such jurisdiction or, in the event that the registration does not involve an underwritten public offering, as each such holder shall reasonably request. The Company will promptly, and in any event within five (5) business days of having received notice of the following, notify each holder of Registrable Shares of (1) any stop order issued or, to the knowledge of the Company, threatened by the SEC and take all commercially reasonable actions to obtain the withdrawal or lifting of such order if it has been issued or prevent the entry of such stop order if it has not yet been issued; (2) when the Shelf Registration Statement or any post-effective amendment thereto has been filed with the SEC and when the Shelf Registration Statement or any post-effective amendment thereto has become effective; (3) any request by the SEC for amendments or supplements to the Shelf Registration Statement or the prospectus included therein or for additional information; and (4) any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

11A(3) Qualifications; Restrictions. The obligations of the Company under paragraph 11A are subject to the following qualifications:

(i) except as provided in paragraph 11A(7), the Company shall not include in any registration, qualification or compliance requested pursuant to paragraph 11A any other securities (including, without limitation, those to be issued and sold by the Company) without the prior written consent of the holder or holders of not less than 50% of the Registrable Shares to be included in such registration, qualification or compliance;

(ii) the Company shall pay all expenses incurred in complying with paragraph 11A, including, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company and reasonable and documented fees and disbursements of one counsel for all of the holders of the Registrable Shares, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or “blue sky” laws of any jurisdictions pursuant to paragraph 11A(2)(v);

(iii) if, in connection with any registration of Registrable Shares pursuant to paragraph 11A, the holders of Registrable Shares requesting registration are unable for any reason to include in such registration all of the Registrable Shares for which registration has been requested, then the holder or holders of the Registrable Shares shall be entitled to additional registrations of Registrable Shares pursuant to paragraph 11A as may be required for the disposition of all Registrable Shares by the holders; and

(iv) the Company shall not grant any right relating to the registration of its securities if the exercise thereof conflicts with or restricts the exercise and enjoyment of any of the rights granted under this paragraph 11A, without the written consent of holders of not less than 66-2/3% of the Registrable Shares at the time outstanding, which consent may be given or withheld in the sole discretion of such holders. The Company will not permit at any time after the Closing Day any of its Subsidiaries to grant any right relating to the registration of its securities.

11A(4) Termination of Registration Rights. Notwithstanding anything to the contrary in this paragraph 11A, the Company shall have no obligation to file or maintain the effectiveness of any Shelf Registration Statement with respect to any Registrable Shares that are eligible for resale without restriction, including the availability of current public information, under Rule 144 under the Securities Act.

11A(5) Restrictions on Holders of Registrable Shares.

(i) Subject to the provisions of this paragraph 11A(5), following the effectiveness of a Shelf Registration Statement, the Company may direct the holders of Registrable Shares, in accordance with clause (ii) of this paragraph 11A(5), to suspend sales of Registrable Shares pursuant to such Shelf Registration Statement and the use of any prospectus or preliminary prospectus contained therein for the shortest amount of time as the Company reasonably determines is necessary and advisable (but in no event for more than an aggregate of 60 days in any consecutive 12-month period commencing on the Closing Day or more than an aggregate of 30 days in any consecutive 180-day period, provided, however, that the Company shall be entitled to toll the running of such time periods for up to 45 days as a result of a review of any post-effective amendment to the Shelf Registration Statement by the SEC prior to being declared effective, so long as the Company is using its commercially reasonable efforts to cause such post-effective amendment to be declared effective (a “Suspension Period”)), if any of the following events shall occur: (1) the majority of the Company’s board of directors determines in good faith, upon the advice of counsel, that an event has occurred or is continuing as a result of which the Shelf Registration Statement or prospectus contained therein contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading causing such Shelf Registration Statement or the prospectus contained therein not to be usable for resale of the Registrable Shares during the period required by this Agreement; (2) the majority of the Company’s board of directors determines in good faith that (a) the offer or sale of any Registrable Shares would materially impede, delay or interfere with a pending material financing, acquisition, merger, consolidation, business combination, disposition, tender offer, corporate reorganization or other material transaction involving the Company; or (b) upon the advice of counsel, the sale of Registrable Shares pursuant to such Shelf Registration Statement would require disclosure of material non-public information not otherwise required to be disclosed under applicable laws and the Company has a bona fide business purpose for preserving the confidentiality of such information or disclosure of such information would have a material adverse effect on the Company or the Company’s ability to consummate such transaction, in each case under circumstances that would make it impractical or inadvisable to cause the Shelf Registration Statement to become effective or to promptly amend or supplement the Shelf Registration Statement on a post-effective basis, as applicable; or (3) the majority of the Company’s board of directors determines in good faith, upon the advice of counsel, that it is required by law, rule or regulation or SEC-published release or interpretation to supplement the Shelf Registration Statement or file a post-effective amendment to the Shelf Registration Statement in order to incorporate information into the Shelf Registration Statement, including for the purpose of (a) including in the Shelf Registration Statement any prospectus required under Section 10(a)(3) of the Securities Act, (b) reflecting in the prospectus any facts or events arising after the effective date of the Shelf Registration Statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein, or (c) including in the prospectus any material information with respect to the plan of distribution not disclosed in the Shelf Registration Statement or any material change to such information (each of the events in clause (1), (2) and (3), a “Suspension Event”). Upon the occurrence of any such Suspension Event, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to become effective or to promptly amend or supplement the Shelf Registration Statement on a post-effective basis or to take such action as is necessary to permit the holders of Registrable Shares to resume sales of such securities as soon as possible and to promptly make available to each selling holder any such supplement or amendment.

(ii) Upon the occurrence of a Suspension Event, the Company shall provide to each holder of Registrable Shares a notice (a “Suspension Notice”), which notice shall not include any material non-public information, that a Suspension Event has occurred or is occurring, and each holder of Registrable Shares agrees that upon receipt of a Suspension Notice, such holder will forthwith discontinue disposition of Registrable Shares pursuant to the Shelf Registration Statement until (A) such holder’s receipt of the copies of the supplemented or amended prospectus that addresses the reasons for providing the Suspension Notice, or (B) it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus. Each holder of Registrable Shares receiving a Suspension Notice hereby agrees that it will either (1) destroy any prospectuses, other than permanent file copies, then in such holder’s possession that have been replaced by the Company with more recently dated prospectuses, or (2) deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus covering such Registrable Shares that was current at the time of receipt of such notice. Notwithstanding anything herein to the contrary, (A) a holder of Registrable Shares shall be entitled to inquire of the Company further details regarding the nature of a Suspension Event for which it has been served a Suspension Notice, and the Company shall use its commercially reasonable efforts to provide any information requested about the Suspension Event to such holder and (B) the Company shall not serve a Suspension Notice to the holders of Registrable Shares, unless, concurrently therewith, it has suspended sales under all other effective registration statements relating to Registrable Securities (as defined in the Existing Stockholders’ Agreement).

11A(6) Indemnification.

(i) To the extent permitted by law, the Company shall indemnify each holder, and each person controlling such holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to paragraph 11A(6)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, any amendment or supplement thereof or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration and will reimburse each holder and each person controlling such holder for reasonable legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided, however, that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such holder expressly for use in preparation of such Shelf Registration Statement, prospectus, or any amendment or supplement thereof; provided further, however, that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the holder to comply with the covenants and agreements contained in this Agreement respecting sales of Registrable Shares, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Shelf Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Securities Act, which together meet the requirements of Section 10(a) of the Securities Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of any such holder or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

(ii) Each holder of Registrable Shares will severally indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to paragraph 11A(6)(iii) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Shelf Registration Statement, prospectus, or any amendment or supplement thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the holder expressly for use in preparation of the Shelf Registration Statement, prospectus, any amendment or supplement thereof; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that the Final Prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, a holder’s aggregate liability pursuant to this clauses (ii) and (iv) of this paragraph 11A(6) shall be limited to the net amount received by the holder from the sale of the Registrable Shares.

(iii) Each party entitled to indemnification under this paragraph 11A(6) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense provided that all legal and other expenses incurred by the Indemnified Party in connection therewith shall be at such Indemnified Party’s expense, and, provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Notwithstanding the foregoing, the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for indemnified holders of Registrable Shares as a group, which firm shall be designated by such holders.

(iv) If the indemnification provided for in this paragraph 11A(6) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

11A(7) Other Investors. Notwithstanding anything to the contrary in this paragraph 11A, the Company has the right to grant resale registration rights, pursuant to a Private Sale Agreement, the registration rights provisions of which are attached hereto as Exhibit H, to the holders of any shares of Common Stock that are transferred by the ZaZa Principals as permitted by Section 5(ii) of the Lock-Up Agreement, so long as such shares are included in the Shelf Registration Statement filed by the Company pursuant to this paragraph 11A.

11B Modification of Organizational Documents; Waiver of Transfer Restrictions. The Company covenants that, (i) without the prior written consent of the Required Warrant Holders, it will not, and will not permit its Subsidiaries to, amend, supplement or otherwise modify their respective Organizational Documents in any manner that is adverse to the interests of the holders of the Warrants, including without limitation, by “opting-in” to Section 203 of Delaware General Corporate Law or adopting any “poison pill”, shareholder rights plan or rights agreement unless the holders of the Warrants are exempted from such plan or provisions or (ii) without the prior written consent of the Required Warrant Holders, it will not to waive the provisions of Section 5.01(i) of the Existing Stockholders’ Agreement, except for a waiver obtained to allow the transfers contemplated by Section 5(ii) of the Lock-Up Agreement.

11C Reporting Status. The Company will promptly take such action as may be necessary to maintain status as a public reporting company, including filing timely all reports required to be filed with the SEC pursuant to the Exchange Act until such time as there ceases to be Registrable Shares.

11D NASDAQ Listing.

11D(1) The Company will comply in all material respects with the Company’s reporting, filing and other obligations under the rules of the Nasdaq Stock Market, LLC (the “NASDAQ”) or any other national securities exchange on which the Company’s Common Stock is listed until such time as there cease to be Registrable Shares.

11D(2) The Company shall promptly take any and all actions, including by submitting notifications of issuance, applications for listing of additional shares and change in the number of shares outstanding notifications, as may be necessary to ensure that Warrant Shares issued upon conversion of the Warrants are eligible to trade on the NASDAQ or any other national securities exchange on which the Company’s Common Stock is listed.

11E Rule 144. With a view to making available to the holders of the Warrants the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Registrable Shares to the public without registration, until such time as all Warrant Shares have been disposed of to the public pursuant to an effective registration statement or Rule 144 under the Securities Act or can be sold without restriction, including the availability of current public information, under Rule 144 under the Securities Act, the Company shall use its commercially reasonable efforts to: (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; and (ii) furnish to any holder, upon such holder’s reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a holder to sell any such securities without registration.

11F Future Equity Offerings.

11F(1) Except for Equity Interests issued (i) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person or (ii) pursuant to any Excluded Compensation Issuances (as defined in the Warrant), if, prior to the third anniversary of the date hereof, the Company authorizes the issuance and sale of any Equity Interests (other than as a dividend on the outstanding Common Stock), the Company will use its commercially reasonable efforts to offer each Purchaser an opportunity to purchase up to such Purchaser’s pro rata portion of the offered securities determined by dividing (i) the number of Warrant Shares such holder would be entitled to receive if such holder has exercised its Warrants in full on the date hereof, by (ii) the number of shares of Common Stock outstanding (determined on a fully diluted basis) as of the date hereof. Each such holder will be entitled to purchase such securities at the same price and on the same terms as such stock or securities are to be offered to any other Persons. In the event of a sale of capital stock of the Company in units consisting of shares of Common Stock, each holder participating under this paragraph 11F(1) shall be required to purchase units of shares of Common Stock in the same ratio as is proposed to be sold in such offering.

11F(2) The Company shall cause a written notice, describing in reasonable detail the amount and character of any such stock or other such securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant, the persons or class of persons to whom such proposed issue or grant is to be offered, the purchase price thereof, the payment terms, and such holder’s percentage allotment, which notice shall be delivered to the holders at the time that such notice is shared with other investors.

11G Transfer of Warrants. Each Purchaser hereby agrees that, other than in the event of a Fundamental Change (as defined in the Warrant), in which case the provisions of Section 15 of the Warrant shall control, for a period of six (6) months from the issuance of the Warrants, such Purchaser shall not, for U.S. federal income tax purposes, sell, exchange, distribute, dispose of or otherwise transfer (or enter into any agreements or understandings with respect thereto) any Warrants issued to such Purchaser in the Closing or any equity issuable upon the exercise of the Warrants (e.g., in addition to the prohibition against actual sales, no hedging transaction which would result in a deemed sale under section 1259 would be permitted).

11H Information Statement. The Company shall promptly, and in any event within twenty (20) Business Days of the date hereof: (i) prepare an Information Statement on Schedule 14C (the “Information Statement”) relating to the approval by written consent of the issuance of the Warrant Shares as required by Nasdaq Listing Rule 5635 and (ii) have such Information Statement filed with the SEC. The Company shall then use its best efforts to cause the Information Statement to be cleared by the SEC as promptly as reasonably practicable and disseminated to the shareholders of the Company. Once the Information Statement has been disseminated and the twenty (20) calendar day period prescribed in Rule 14c-2 has elapsed, the Company shall promptly, and in any event within five (5) Business Days, mail to each holder of the Warrants a certificate, in form reasonably satisfactory to such holder, certifying that the issuance of the Warrant Shares in excess of 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the issuance of the Warrants hereunder has been duly authorized by the stockholders of the Company and that the Warrants are no longer subject to the limitation contained in Section 14 therein.

11I Notifications to NASDAQ. The Company shall promptly take any and all actions, including by submitting any “Notification of Issuance,” “Application for Listing of Additional Shares” or “Notification: Change in the Number of Shares Outstanding”, and make all certifications as may be required by NASDAQ or any other national securities exchange on which the Company’s Common Stock is listed to ensure that the Warrant Shares issued upon conversion of the Warrants are eligible to trade on such exchange.

11J Press Releases; Current Report on Form 8-K. The Company shall issue a press release and file a current report on Form 8-K with the SEC, describing the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to the Required Holders, on or before 9:00 a.m., New York City time, on the first business day following the Closing Day.

12 DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in paragraph 12B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 12C.

12A [Reserved.]

12B Other Terms.

“Additional Assets” shall mean:

(i) any properties or assets (other than Debt and capital stock) to be used by the Company or a Guarantor in the Oil and Gas Business;

(ii) capital expenditures by the Company or a Guarantor in the Oil and Gas Business;

(iii) the Equity Interests of a Person that becomes a Guarantor as a result of the acquisition of such capital stock by the Company or a Guarantor; or

(iv) Equity Interests constituting a minority interest in any Person that at such time is a Guarantor;

provided, however, that in the case of clauses (iii) and (iv), such Guarantor is primarily engaged in the Oil and Gas Business.

“Additional Pari Passu Obligations” shall have the meaning specified in paragraph 7B(2)(xiii).

“Adjusted Consolidated Net Tangible Assets” of the Company shall mean (without duplication), as of the date of determination, the remainder of:

(i) the sum of:

(a) discounted future net revenues from proved oil and gas reserves of such Person and its Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as set forth in the Independent Reserve Report for the most recently ended calendar year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(1) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such Independent Reserve Report, and

(2) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves (including previously estimated development costs Incurred during the period and the accretion of discount since the prior period end) since such year end due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenues from

(3) estimated proved oil and gas reserves produced or disposed of since such year end, and

(4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), provided, however, that in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Company’s petroleum engineers;

(b) the capitalized costs that are attributable to Oil and Gas Properties of such Person and its Subsidiaries to which no proved oil and gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person on a date no earlier than the date of such Person’s latest annual or quarterly financial statements; and

(d) the greater of

(1) the net book value of other tangible assets of such Person and its Subsidiaries, as of a date no earlier than the date of such Person’s latest annual or quarterly financial statement, and

(2) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Subsidiaries, as of a date no earlier than the date of such Person’s latest audited financial statements;

minus

(ii) the sum of:

(a) Minority Interests;

(b) any net gas balancing liabilities of such Person and its Subsidiaries reflected in such Person’s latest audited balance sheet;

(c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the most recent Independent Reserve Report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of such Person and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company or another specified Person, except a Subsidiary of the Company. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary in this definition, none of the Purchasers shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

“Affiliated Entity” shall mean the Subsidiaries of the Company and any of their or the Company’s respective Affiliates.

“Aggregate Purchase Price” shall have the meaning specified in paragraph 3D.

“Agreement” shall mean this Securities Purchase Agreement and all exhibits and schedules hereto, as the same may from time to time be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Money Laundering Laws” shall have the meaning specified in paragraph 9X(iii)(a).

“Asset Disposition” shall mean any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (i) shares of capital stock of a Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Subsidiary of the Company), (ii) all or substantially all the assets of any division or line of business of the Company or any of its Subsidiaries, or (iii) any other assets of the Company or any of its Subsidiaries outside of the ordinary course of business of the Company or such Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction or a joint venture arrangement in which the Company or any of its Subsidiaries contributes assets into such joint venture. For the avoidance of doubt, any dispositions of assets that are Production Payments and Reserve Sales shall be deemed to be the Incurrence of Debt and not Asset Dispositions. Notwithstanding clause (iii) above, but subject to the provisions below in this definition, any disposition of Eagle Ford Assets shall be considered an Asset Disposition and the disposition of any other Properties in the ordinary course of business in excess of $1,000,000 in the aggregate for any calendar year shall also be considered an Asset Disposition hereunder.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(a) a disposition by the Company or any of its Subsidiaries to the Company or a Guarantor;

(b) the sale of Cash Equivalents in the ordinary course of business;

(c) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(d) a disposition of damaged, unserviceable, obsolete or worn out equipment or equipment that is no longer necessary for the proper conduct of the business of the Company and its Subsidiaries and that is disposed of in each case in the ordinary course of business;

(e) transactions in accordance with paragraph 7B(6);

(f) an issuance of capital stock by a Subsidiary of the Company to the Company or to a Guarantor;

(g) for purposes of paragraph 7B(7) only, the making of a Permitted Investment or a Restricted Payment (or a disposition that would constitute a Restricted Payment but for the exclusions from the definition thereof) permitted in paragraph 7A; provided that if any Net Available Cash is received by the Company or any of its Subsidiaries as a result of such Permitted Investment or Restricted Payment, such Net Available Cash is applied in accordance with paragraph 7B(7) as if the assets subject to such Permitted Investment or Restricted Payment had been subject to an Asset Disposition;

(h) a Permitted Asset Swap provided that any Net Available Cash received must be applied in accordance with paragraph 7B(7) as if the Asset Swap were an Asset Disposition;

(i) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(j) dispositions or transfers of Oil and Gas Properties by ZaZa LLC as required under the Hess Agreement and grants of overriding royalty interests arising under arrangements in existence as of the Closing Day described under the section heading “ZaZa Related Party Transactions” in the Company’s Registration Statement on Form S-4 filed with the SEC in connection with the Merger and Contribution, as amended through January 1, 2012;

(k) dispositions or transfers of other Properties (other than the Eagle Ford Assets) pursuant to joint development and/or exploration arrangements or other joint venture arrangements permitted by this Agreement arising in the ordinary course of business and on terms customary in the oil and gas industry; and

(l) surrender or waiver of contract rights, Leases, or the settlement, release or surrender of contract, tort or other claims of any kind in the ordinary course of business.

“Asset Disposition Prepayment Date” shall have the meaning specified in paragraph 7B(7)

“Asset Disposition Offer” shall have the meaning specified in clause (iii) of paragraph 7B(7).

“Asset Swap” shall mean any concurrent purchase and sale or exchange of Oil and Gas Properties between the Company or any of its Guarantors and another Person (other than an Subsidiary of the Company that is not a Guarantor); provided that any cash received must be applied in accordance with paragraph 7B(7) as if the Asset Swap were an Asset Disposition.

“Average Life” shall mean, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Date or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

“Bankruptcy Law” shall have the meaning specified in clause (viii) of paragraph 8A.

“Blocked Person” shall have the meaning specified in paragraph 9X(i).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Lease” shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capitalized Lease Obligation” shall mean, with respect to any Person, any rental obligation which, under GAAP, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“Cash Equivalents” shall mean:

(i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(ii) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” (or the equivalent thereof) or better from either Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Moody’s Investors Service, Inc.;

(iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P or “a2” or the equivalent thereof by Moody’s Investors Service, Inc., and having combined capital and surplus in excess of $500,000,000;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above;

(v) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof; and

(vi) interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (i) through (v) above.

“Casualty or Condemnation Event” shall mean any taking under power of eminent domain or similar proceeding and any casualty loss (including as a result of fire, earthquake, tornado, flood, hurricane, landslide, acts of terrorism or any other natural or man-made disaster), in each case, relating to property or other assets that constitute Collateral.

“CISADA” shall mean the United States Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010.

“Closing” shall mean the time when each of the conditions set forth in paragraph 4 has been satisfied or waived by each Purchaser.

“Closing Day” shall have the meaning specified in paragraph 3C.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean the personal or real property of the Credit Parties in which a security interest, deed of trust or mortgage has been created under the Collateral Documents in favor of the Collateral Agent for the benefit of itself and the holders from time to time of the Notes to secure the obligations of the Credit Parties under the Notes and the other Transaction Documents.

“Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent for the holders from time to time of the Notes, together with its successors and assigns in such capacity.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement and each of the security agreements, pledge agreements, deeds of trust, mortgages, deposit account control agreements or other agreements or instruments from time to time executed and delivered pursuant to the terms hereof or thereof in order to grant, maintain or perfect a Lien in favor of the Collateral Agent, for the benefit of itself and the holders of the Notes, to secure the obligations of the Credit Parties under any of the Notes and the other Transaction Documents, as each may be amended, restated, supplemented or otherwise modified from time to time, together with all financing statements or comparable documents filed with respect thereto.

“Commodity Agreements” shall mean, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons used, produced, processed or sold by such Person that is customary in the Oil and Gas Business and designed to protect such Person against fluctuation in Hydrocarbon prices.

“Common Stock” shall mean (i) the Company’s Common Stock, $.01 par value per share, (ii) any other capital stock of any class or classes (however designated) of the Company, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and (iii) any other securities into which or for which any of the securities described in clauses (i), or (ii) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Company” shall have the meaning specified in the introductory paragraph of this Agreement.

“Consolidated” shall mean, with respect to an accounting item or financial statements of any Person, except as otherwise provided herein, such item or financial statements on a consolidated basis for such Person and its Subsidiaries determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period of determination, Consolidated Net Income plus, to the extent deducted in the calculation thereof, (i) Consolidated Interest Expense, (ii) Consolidated income tax expense, (iii) Consolidated depreciation expense and Consolidated amortization expense, (iv) any non-cash losses, expense, write offs or write downs (and minus any non-cash gains or income) related to purchase accounting for the Merger and Contribution for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent actually paid, and excluding amortization of a prepaid cash item that was paid in a prior period); provided, that for purposes of determining Consolidated EBITDA for any period of twelve (12) consecutive months which includes any months ending prior to the Closing Day, Consolidated EBITDA shall be calculated on a pro forma basis to include the sum of (a) the “Consolidated EBITDA” of ZaZa LLC and its consolidated Subsidiaries for each such month (and if the Closing Day occurs prior to the last day of any such month, “Consolidated EBITDA” of ZaZa LLC and its consolidated Subsidiaries for such partial monthly period), plus (b) the “Consolidated EBITDA” of Toreador and its consolidated Subsidiaries for each such month (and if the Closing Day occurs prior to the last day of any such month, “Consolidated EBITDA” of Toreador and its consolidated Subsidiaries for such partial monthly period).

“Consolidated Interest Expense” shall mean, for any period of determination, all interest expense on Total Debt, including, without limitation, all commissions, discounts or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing, the net costs associated with interest rate swap, cap and similar arrangements, amortization of debt expense and original issue discount, the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method, and the interest portion of any payment in respect of capitalized leases, calculated in accordance with the effective interest method.

“Consolidated Net Income” shall mean, for any period of determination, the Consolidated net income (or loss) of the Company as determined in accordance with GAAP, provided that there shall be excluded:

(i) extraordinary gains;

(ii) the income of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;

(iii) the income of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions;

(iv) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;

(v) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;

(vi) any aggregate net gain or net loss during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (a) all non-current assets and, without duplication, (b) the following, whether or not current: all fixed assets, whether tangible or intangible, and all securities);

(vii) any gains resulting from any write-up of any assets;

(viii) any net gain from the collection of the proceeds of life insurance policies;

(ix) any gain arising from the acquisition of any security, or the extinguishment, under GAAP, of any Debt, of the Company or any Subsidiary;

(x) any net income, gain or loss during such period from (a) any restatement of the Consolidated financial statements pursuant to a change in accounting principles in accordance with GAAP, (b) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or (c) any discontinued operations or the disposition thereof;

(xi) non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations; and

(xii) any portion of such net income that cannot be freely converted into United States Dollars.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of August 9, 2011, by and among the ZaZa LLC Members and the Company.

“Credit Parties” shall mean the Company and the Guarantors.

“Currency Agreement” in respect of any Person shall mean any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

“Debt” shall mean, with respect to any Person, without duplication (i) indebtedness for borrowed money (including revolving credit line borrowings or indebtedness evidenced by notes payable, commercial paper, interest that has accrued and become payable and the payment of which has been satisfied by non-cash consideration, drafts accepted representing extensions of credit and unpaid reimbursement obligations in respect of letters of credit), (ii) Capitalized Lease Obligations, (iii) indebtedness of a third party which is secured by any Lien on property owned by such Person, whether or not the obligation secured thereby shall have been assumed, (iv) the face amount of letters of credit, bankers’ acceptances and other extensions of credit (other than ordinary-course trade payables and reserves for deferred compensation, deferred income taxes and post-retirement benefit liabilities in accordance with Financial Accounting Standards Board Accounting Standard Codification 715-60 (formerly known as SFAS 106), whether or not representing obligations for borrowed money, (v) all Hedging Obligations, (vi) redemption or repurchase obligations with respect to mandatorily redeemable or repurchasable Equity Interests or Equity Interests which are subject to repurchase at the option of the holder thereof prior to the first anniversary of the latest maturity date of the Notes, (vii) all obligations for the deferred purchase price of property or services (other than trade or other accounts payable in the ordinary course of business), (viii) bank overdrafts (including, at any time, the excess of outstanding checks over bank account balances at such time), (ix) all obligations of the sort described in the foregoing clauses with respect to which such Person has become liable by way of a Guaranty, (x) all Production Payments and Reserve Sales, and (xi) Disqualified Stock.

“Default Rate” shall mean, with respect to any Note, that rate of interest that is the greater of (i) 3.00% over the otherwise applicable rate of interest on the Notes at the time any Default or Event of Default occurs, and (ii) 8.00% over the yield to maturity reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the date of any applicable Default or Event of Default for actively traded on-the-run 10-Year U.S. Treasury securities on the display designated as “Page PX1” on Bloomberg Financial Markets (or, if Bloomberg Financial Markets shall cease to report such yields in Page PX1 or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then such source as is then designated by the Required Noteholders).

“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) at the option of the holder of such Equity Interest or upon the happening of any event:

(i) matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(ii) is convertible or exchangeable for Debt or Disqualified Stock (excluding Equity Interests that are convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company); or

(iii) is redeemable at the option of the holder of such Equity Interest in whole or in part in each case on or prior to the date that is 180 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of the Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a sale of assets (used in a substantially identical manner to the corresponding concept in this Agreement) shall not constitute Disqualified Stock if the terms of such Equity Interests (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that (x) the Company may not repurchase or redeem any such Equity Interests (and all such Equity Interests into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with paragraph 7B(7) and (y) such repurchase or redemption will be permitted solely to the extent also permitted in accordance with paragraph 7A. In addition, any Equity Interests that provide for payment of dividends in excess of 10% of the initial purchase price thereof or is convertible into common Equity Interests at a conversion price less than 120% of the closing sale price of the common Equity Interests of such Person on the Business Day immediately preceding the date of entry into the definitive agreement providing for the issuance of such Equity Interests, shall be Disqualified Stock.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Agreement; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized under the laws of the United States or any State thereof or the District of Columbia.

“Eagle Ford Assets” shall mean (i) the ten percent working interest owned by any Credit Party in the properties acquired with up to $500,000,000 in funds from Hess Corporation pursuant to the Hess Agreement, (ii) one-third of Hess Corporation’s working interest in any properties (excluding, for the avoidance of doubt, the assets described in clause (i) of this definition) which are returned to any Credit Party by Hess Corporation after such property has been acquired pursuant to the Hess Agreement and (iii) Oil and Gas Properties located in the counties where the properties in clauses (i) or (ii) are located that are acquired with the proceeds of the sale of any Eagle Ford Assets including, without limitation, any assets acquired under any Permitted Asset Swap.

“Electronic Delivery” shall have the meaning specified in paragraph 6A(i).

“Environmental Laws” shall mean all federal, state, local and foreign laws relating to pollution, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean and include capital stock, membership interests and other similar equity interests, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in paragraph 8A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” shall mean any of such events, whether or not any such requirement has been satisfied.

“Excess Proceeds” shall have the meaning specified in clause (ii) of paragraph 7B(7).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Stockholders’ Agreement” shall mean the Stockholders’ Agreement, dated as of August 9, 2011, among the Company and the ZaZa LLC Members, as in effect on the date hereof.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Farm-In Agreement” shall mean an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.

“Farm-Out Agreement” shall mean a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Final Prospectus” shall have the meaning set forth in paragraph 11A(6)(i).

“Flow of Funds” shall have the meaning specified in paragraph 3C.

“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

“French Intercompany Loans” shall mean, collectively, intercompany Debt owing by Toreador to Toreador Energy France, pursuant to (i) that certain Loan Agreement dated August 1, 2011, by and between Toreador and Toreador Energy France in the principal amount of €500,000, (ii) that certain Loan Agreement dated January 6, 2011, by and between Toreador and Toreador Energy France in the principal amount of $1,000,000, (iii) that certain Loan Agreement dated January 6, 2011, by and between Toreador and Toreador Energy France in the principal amount of €900,000, (iv) that certain Loan Agreement dated January 11, 2011, by and between Toreador and Toreador Energy France in the principal amount of $500,000, (v) that certain Loan Agreement dated January 18, 2011, by and between Toreador and Toreador Energy France in the principal amount of $1,000,000, (vi) that certain Loan Agreement dated August 18, 2011, by and between Toreador and Toreador Energy France in the principal amount of $2,000,000, (vii) that certain Loan Agreement dated April 19, 2011, by and between Toreador and Toreador Energy France in the principal amount of €700,000, (viii) that certain Loan Agreement dated July 20, 2011, by and between Toreador and Toreador Energy France in the principal amount of $1,200,000, (ix) that certain Loan Agreement dated June 23, 2011, by and between Toreador and Toreador Energy France in the principal amount of $3,750,000, (x) that certain Loan Agreement dated March 24, 2011, by and between Toreador and Toreador Energy France in the principal amount of $2,000,000, (xi) that certain Loan Agreement dated November 24, 2011, by and between Toreador and Toreador Energy France in the principal amount of $1,700,000, (xii) that certain Loan Agreement dated September 29, 2011, by and between Toreador and Toreador Energy France in the principal amount of €500,000, (xiii) that certain Loan Agreement dated November 29, 2011, by and between Toreador and Toreador Energy France in the principal amount of €365,000, (xiv) that certain Loan Agreement dated January 9, 2012, by and between Toreador and Toreador Energy France in the principal amount of $1,500,000], (xv) that certain Loan Agreement dated January 9, 2012, by and between Toreador and Toreador Energy France in the principal amount of $500,000, (xvi) that certain Loan Agreement dated January 16, 2012, by and between Toreador and Toreador Energy France in the principal amount of €500,000, (xvii) that certain Loan Agreement dated January 20, 2012, by and between Toreador and Toreador Energy France in the principal amount of $130,000, (xviii) that certain Loan Agreement dated January 20, 2012, by and between Toreador and Toreador Energy France in the principal amount of $20,000, and (xix) that certain Loan Agreement dated January 20, 2012, by and between Toreador and Toreador Energy France in the principal amount of $900,000, in each case together with any refinancings, refundings, renewals or extensions thereof.

“French Loan Prepayment Amount” shall mean, as of any date of determination, the aggregate amount of French Intercompany Loans being repaid by the Company.

“French Loan Prepayment Date” shall have the meaning specified in paragraph 5G(1).

“French Loan Prepayment Event” shall have the meaning specified in paragraph 5G(5).

“French Loan Prepayment Offer Period” shall have the meaning specified in paragraph 5G(1).

“Fundamental Change” shall have the meaning specified in paragraph 5F(5).

“Fundamental Change Offer Period” shall have the meaning specified in paragraph 5F(1).

“Fundamental Change Prepayment Date” shall have the meaning specified in paragraph 5F(1).

“GAAP” shall mean generally accepted accounting principles as in existence in the United States of America from time to time.

“Good Faith Contest” shall mean an active challenge or contest initiated in good faith by appropriate proceedings diligently conducted for which adequate reserves have been established in accordance with GAAP.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” shall mean (i) ZaZa LLC, (ii) Toreador, (iii) ZaZa Holdings, Inc., a Delaware corporation, and (iv) any other Person which hereafter may execute and deliver a counterpart to the Guaranty Agreement or may otherwise become a party thereto pursuant to the provisions of this Agreement and the Guaranty Agreement.

“Guaranty” shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to (i) maintain the solvency or any balance sheet or other financial condition of another Person or (ii) make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or effect of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. Guaranties shall include obligations of partnerships and joint ventures of which such Person is a general partner or co-venturer that are not expressly non-recourse to such Person. The term “Guarantee” and “Guarantees” shall have meanings correlative to the foregoing.

“Guaranty Agreement” shall have the meaning specified in paragraph 4F(ii).

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate and Currency Hedges and any Commodity Agreements.

“Hess Agreement” shall mean each of (i) the Exploration and Development Agreement, dated as of March 26, 2010, by and between ZaZa LLC and Hess Corporation, relating to the Hackberry Creek Project Area, and (ii) the Exploration and Development Agreement, dated as of April 28, 2010, by and between ZaZa LLC and Hess Corporation, relating to the Eagle Ford Shale Area, each as in effect on the date hereof.

“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Notes, any offer to purchase, or any purchase of, shares of capital stock of any corporation or Equity Interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or Equity Interests, if such shares, Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, Equity Interests, securities or rights representing less than 5% of the Equity Interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.

“Hydrocarbons” shall mean oil, gas, natural gas liquids, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Illiquidity Premium” shall have the meaning specified in paragraph 2C(ii).

“including” shall mean, unless the context clearly requires otherwise, “including without limitation.”

“Incur” shall mean issue, create, assume, guarantee, incur or otherwise become directly or indirectly liable for, contingently or otherwise; provided, however, that any Debt or capital stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” shall have meanings correlative to the foregoing.

“Indemnified Party” shall have the meaning specified in paragraph 11A(6)(iii).

“Indemnifying Party” shall have the meaning specified in paragraph 11A(6)(iii).

“Indemnitee” shall have the meaning specified in paragraph 13B(2).

“Independent Engineer” shall mean Gaffney, Cline & Associates Limited or any other third party engineering firm acceptable to the Required Noteholders in their sole discretion.

“Independent Reserve Report” shall mean a report, in form and substance reasonably satisfactory to the Required Noteholders, prepared by an Independent Engineer, with respect to the Oil and Gas Properties owned by the Company or its Subsidiaries (or to be acquired by the Company or any of its Subsidiaries, as applicable), which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions consistent with SEC reporting requirements at the time or such other requirements as are reasonably specified by the Required Noteholders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Required Noteholders.

“Information Statement” shall have the meaning specified in paragraph 11H.

“Initial Independent Reserve Report” shall mean, collectively, (a) that certain Independent Reserve Report which was prepared by Gaffney, Cline & Associates Limited dated February 18, 2011, evaluating the Oil and Gas Properties of the Company as of December 31, 2010.

“Institutional Investor” shall mean an insurance company, bank, savings and loan association, finance company, mutual fund, registered money manager, pension fund, investment company, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Intercreditor Agreement” shall have the meaning specified in paragraph 7B(2)(xiii).

“Interest Rate Agreement” with respect to any Person shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Interest Rate and Currency Hedges” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Internal Engineering Report” shall mean a report, in form and substance reasonably satisfactory to the Required Noteholders, prepared by the Company and, in any event, certified by a Responsible Officer of the Company, addressed to the Collateral Agent and the holders of the Notes with respect to the Oil and Gas Properties owned by the Company or any of its Subsidiaries (or to be acquired by the Company or any of its Subsidiaries, as applicable), which report shall (a) specify the location, quantity, and type of the estimated Proved Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proved Reserves based on product price and cost escalation assumptions consistent with SEC reporting requirements at the time or such other requirements as are reasonably specified by the Required Noteholders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Required Noteholders.

“Investment” shall have the meaning specified in paragraph 7B(4).

“Knowledge” shall mean the actual knowledge of any one or more of the Responsible Officers or other executive officers of the Company or any Subsidiary.

“Leases” shall mean all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, deposit agreement, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement), the filing of or agreement to file or permit the filing of any financing statement under the Uniform Commercial Code of any jurisdiction (other than a protective filing by a lessor or bailor which does not secure Debt), or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

“Lock-Up Parties” shall have the meaning specified in paragraph 4F(iv).

“Make-Whole Premium” shall mean, with respect to the prepayment of any Note at any time on or prior to the third anniversary of the Closing Day pursuant to paragraph 5B(ii), the greater of (i) 5.00% of the principal amount of such Note and (ii) the excess of (a) the present value at such prepayment date of (1) the prepayment price of such Note on February 21, 2015 as specified in paragraph 5B(i), plus (2) all required remaining scheduled interest payments due on such Note through February 21, 2015 (but excluding accrued and unpaid interest to the prepayment date), computed using a discount rate equal to the Treasury Rate over (b) the principal amount of such Note on such redemption date.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Credit Parties to perform their obligations under the Transaction Documents, or (iii) the validity or enforceability of this Agreement, the Notes, the Guaranty Agreement or any of the other Transaction Documents, or the rights and remedies of the Purchasers or the other holders of Notes under or in respect of any of the Transaction Documents.

“Merger Agreement” shall have the meaning specified in paragraph 1.

“Merger and Contribution” shall have the meaning specified in paragraph 1.

“Minority Interests” shall mean the percentage interest represented by any shares of any class of capital stock of a Subsidiary of the Company that are not owned by the Company or any of its Subsidiaries.

“Multiemployer Plan” shall mean a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NASDAQ” shall have the meaning specified in paragraph 11D(1).

“Net Available Cash” from an Asset Disposition or a Casualty or Condemnation Event shall mean cash payments received (including any insurance or other similar cash payments in respect of a Casualty or Condemnation Event and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any non-cash consideration received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other Obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition or Casualty or Condemnation Event;

(ii) all payments made on any Debt that is secured by any assets subject to such Asset Disposition or Casualty or Condemnation Event, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition or Casualty or Condemnation Event;

(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Disposition or Casualty or Condemnation Event; and

(iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition or subject to such Casualty or Condemnation Event and retained by the Company or any of its Subsidiaries after such Asset Disposition or Casualty or Condemnation Event;

provided that, (a) to the extent that any assets that are subject to Permitted Commodity Hedges are subject to an Asset Disposition or Casualty or Condemnation Event, any cash proceeds from the transfer or unwinding of such Permitted Commodity Hedges shall be included in Net Available Cash, and any payments or deductions from the cash proceeds of such Asset Disposition or Casualty or Condemnation Event in respect of the transfer or unwinding of such Permitted Commodity Hedges shall be deemed to reduce such Net Available Cash; and (b) to the extent that any assets are Invested in a Person that is not the Company or a Guarantor and cash is returned to the Company or a Guarantor in respect of such Investment, such cash shall be applied as Net Available Cash from an Asset Disposition of such assets Invested.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock or any contribution to equity capital, shall mean the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Net Working Capital” shall mean (i) all current assets of the Company and its Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, less (ii) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Debt and any current liabilities from commodity price risk management activities arising in the ordinary course of the Oil and Gas Business, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.

“Note” and “Notes” shall have the meaning specified in paragraph 2A.

“Note Purchase Price” shall mean the result of subtracting the Warrant Purchase Price from the Aggregate Purchase Price.

“Obligations” shall mean any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt or Hedging Obligations.

“OFAC” shall have the meaning specified in paragraph 9X(i).

“OFAC Listed Person” shall have the meaning specified in paragraph 9X(i).

“Offer Amount” shall have the meaning specified in clause (iii) of paragraph 7B(7).

“Offer Period” shall have the meaning specified in clause (v) of paragraph 7B(7).

“OFAC Sanctions Program” shall mean any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Officer’s Certificate” shall mean a certificate signed in the name of a Credit Party by a Responsible Officer of such Credit Party.

“Oil and Gas Business” shall mean the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in Oil and Gas Properties or producing and selling Hydrocarbons produced from Oil and Gas Properties, and any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing, including field gathering and processing, but for the avoidance of doubt excluding oilfield services, transportation beyond field gathering, or refining.

“Oil and Gas Properties” shall mean fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas properties and interests.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Permitted Asset Swap” shall mean an Asset Swap, (i) of a producing Oil and Gas Property (or set of properties) for another producing Oil and Gas Property (or set of properties) with a PV-10 Value that is greater than or equal to the PV-10 Value of the property being transferred, (ii) of a non-producing Oil and Gas Property (or set of properties) for any other Oil and Gas Property (or set of properties), (iii) of a producing Oil and Gas Property (or set of properties containing producing Oil and Gas Properties) for a non-producing Oil and Gas Property (or set of properties containing non-producing Oil and Gas Properties) in the same basin as the property or properties being transferred; provided, however that any Eagle Ford Assets may only be exchanged for other properties of equal or greater value located in the counties where the Eagle Ford Assets are located. Any assets acquired in a Permitted Asset Swap shall be owned by the Company or a Guarantor as required by the Transaction Documents.

“Permitted Business Investment” shall mean any Investment (other than an Investment in a Subsidiary of the Company that is not a Guarantor) made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, storing, treating or transporting oil, natural gas or other hydrocarbons and minerals through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(i) ownership interests in oil, natural gas, other hydrocarbons and minerals properties, liquid natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(ii) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, shareholder agreements and other similar agreements (including for limited liability companies) with third parties (including Subsidiaries of the Company that are not Guarantors to the extent otherwise permitted by paragraph 7B(9)); and

(iii) direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Commodity Hedges” shall mean non-speculative transactions in futures, forwards, swaps or option contracts (including both physical and financial settlement transactions), entered into by the Company or any Subsidiary as part of its normal business operations with the purpose and effect of hedging prices as a risk management strategy or hedge against adverse changes in the prices of natural gas or oil and not for speculative purposes (including without limitation commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect the Company or any such Subsidiary against fluctuations in commodity prices or any option with respect to any such transaction) and not intended primarily as a borrowing of funds, provided (i) with respect to natural gas hedges, the notional volumes of such hedges (when aggregated with other Permitted Commodity Hedges of natural gas then in effect) do not exceed, as of the date such hedge agreement is executed, 75% of the projected production of natural gas from existing developed producing Oil and Gas Properties by the Company and its Subsidiaries as shown in the most recent Independent Reserve Report or Internal Engineering Report delivered pursuant to Section 6A(iv), and (ii) with respect to oil hedges, the notional volumes of such hedges when aggregated with other Permitted Commodity Hedges of oil then in effect) do not exceed, as of the date such hedge agreement is executed, 75% of the projected production of oil from existing developed producing Oil and Gas Properties by the Company and its Subsidiaries as shown in the most recent Independent Reserve Report or Internal Engineering Report delivered pursuant to Section 6A(iv).

“Permitted Commodity Hedging Obligations” shall mean Obligations of the Company or any Subsidiary with respect to Permitted Commodity Hedges.

“Permitted Holders” shall mean the ZaZa Principals, their respective heirs and any Permitted Transferee (as defined in the Lock-Up Agreement) of the foregoing.

“Permitted Investment” shall mean an Investment by the Company or any of its Subsidiaries in:

(i) another Person whose primary business is the Oil and Gas Business if as a result of such Investment such other Person becomes a Guarantor or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Guarantor and, in each case, any Investment held by such Person; provided, that (a) such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer, and (b) no Default or Event of Default has occurred and is continuing at the time such Investment is made;

(ii) [Reserved.]

(iii) cash and Cash Equivalents;

(iv) receivables owing to the Company or any of its Subsidiaries created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and such other concessionary trade terms as the Company or any such Subsidiary deems reasonable under the circumstances;

(v) travel, relocation and other like advances to officers, directors and employees of the Company or any other Subsidiary in the ordinary course of business and in no event to exceed $300,000 in the aggregate at any time;

(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or any of its Subsidiaries not to exceed $500,000 in the aggregate at any one time outstanding;

(vii) capital stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries to the extent reasonably necessary in order to prevent or limit loss or in satisfaction of judgments;

(viii) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with this Agreement, including, without limitation, paragraph 7B(7); provided that such securities or other assets received in an Asset Disposition or an exchange or swap of assets shall be pledged as Collateral under the Transaction Documents to the extent the assets subject to such Asset Disposition or exchange or swap of assets constituted Collateral, with the Liens with respect to such Notes on such Collateral being of the same relative priority as the Liens with respect to such Notes on the assets disposed of;

(ix) Investments in existence on the Closing Day set forth on Schedule 7B(4);

(x) Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Permitted Commodity Hedges and Permitted Other Hedges, which transactions or obligations are Incurred in compliance with this Agreement, including, without limitation, paragraph 7B(2);

(xi) Guarantees permitted by paragraph 7B(2);

(xii) any Permitted Asset Swap or acquisition of Additional Assets made in accordance with this Agreement, including, without limitation, paragraph 7B(7) other than a transaction involving a Subsidiary that is not a Guarantor; provided that such Additional Assets or securities or other assets received in an Asset Disposition or Permitted Asset Swap shall be pledged as Collateral under the Transaction Documents to the extent the assets subject to such Asset Disposition or Permitted Asset Swap constituted Collateral, with the Liens with respect to the Notes on such Collateral being of the same relative priority as the Liens with respect to the Notes on the assets disposed of;

(xiii) Permitted Business Investments in any Person other than the Company or a Guarantor in an aggregate amount that, when taken together with other Permitted Business Investments then outstanding, do not exceed, at the time such Investment is made, (x) 10.0% of Adjusted Consolidated Net Tangible Assets for Investments made during the first three years after the Closing Day and (y) 15.0% of Adjusted Consolidated Net Tangible Assets for Investments made after the third anniversary of the Closing Day; provided, that: (A) producing Oil and Gas Properties of the Company or a Guarantor will not be permitted to be used for “Permitted Business Investments”; (B) Permitted Business Investments in any Person other than the Company or a Guarantor must be made only in the United States or Canada; (C) any Permitted Business Investment in any Person other than the Company or a Guarantor must be made at Fair Market Value and must comply fully with paragraphs 7A and 7B(9); and (D) any Asset Disposition by any entity in which a Permitted Business Investment has been made (each, a “PBI Entity”) will be treated as an Asset Disposition by a Guarantor (including the provisions applicable to the various categories of assets being disposed of), with the amount of Net Available Cash required to be applied under paragraph 7B(7) being equal to (x) the percentage of the economic benefit in the PBI Entity to which the Company and the Guarantors are entitled times (y) the amount of Net Cash Proceeds received by the PBI Entity;

(xiv) any Person where such Investment was acquired by the Company or any of its Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xv) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Subsidiaries;

(xvi) unsecured Guarantees of performance or other obligations (other than Debt) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating, and related agreements and licenses or concessions related to the Oil and Gas Business;

(xvii) acquisitions of assets, Equity Interests or other securities by the Company for consideration consisting of common Equity Interests of the Company;

(xviii) Investments in the Notes; and

(xix) other Investments not exceeding $250,000 in the aggregate.

“Permitted Lien” shall have the meaning specified in paragraph 7B(1).

“Permitted Other Hedges” shall mean, with respect to any specified Person, (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case, not entered into for speculative purposes; provided that “Permitted Other Hedges” shall not include any Permitted Commodity Hedges.

“Permitted Other Hedging Obligations” Obligations of the Company or any Subsidiary with respect to Permitted Other Hedges.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code.

“Pledge Agreement” shall mean that certain Pledge Agreement to be executed pursuant to paragraph 6K by the Company and certain of the Guarantors in favor of the Collateral Agent to secure all Obligations of the Guarantors under and in respect of this Agreement, the Notes and the other Transaction Document, in form and substance reasonably acceptable to the Required Noteholders.

“Preferred Stock,” as applied to the capital stock of any corporation, shall mean capital stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital stock of any other class of such corporation.

“Premium” shall mean any amount, howsoever denominated, payable to a lender as consideration or compensation for the prepayment of Debt, including any amounts payable pursuant to paragraph 5B(i) hereof and any Make-Whole Premium.

“Production Payments” shall mean Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

“Production Payments and Reserve Sales” shall mean the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, Production Payments, partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Property” shall mean, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, capital stock, partnership interests and other equity or ownership interests in any other Person.

“Proved Reserves” shall mean, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties owned by the Company or any of its Subsidiaries under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Purchasers” shall mean each of the Persons identified as a “Purchaser” on the Purchaser Schedule attached hereto.

“PV-10 Value” shall mean, with respect to applicable Oil and Gas Properties of the Company and the Guarantors constituting Proved Reserves, the present value of the estimated net cash flow to be realized from the production of Hydrocarbons from all such Oil and Gas Properties contained in the most recent Independent Reserve Report discounted at 10 percent.

“Ratable Portion” shall mean, in respect of any holder of any Note and any Asset Disposition Offer, an amount equal to the product of:

(i) the Excess Proceeds that are the subject of such Asset Disposition Offer, multiplied by

(ii) a fraction, the numerator of which is the outstanding principal amount of such Note and the denominator of which is the sum of (a) the outstanding principal amount of the Notes, plus (b) the outstanding principal amount of all Debt under any Reserve Facility, plus (c) the outstanding principal amount of any Additional Pari Passu Obligations in respect of which, pursuant to the documents governing such Debt described in clause (b) and (c) above, the Company is required to make a prepayment or an offer to make a prepayment in respect of such Excess Proceeds.

“Refinancing Debt” shall mean Debt that is Incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall have correlative meanings) any Debt (including Debt of the Company that refinances Debt of any of its Subsidiaries and Debt of any of its Subsidiaries that refinances Debt of another Subsidiary of the Company, but excluding Debt of a Subsidiary of the Company that is not a Guarantor that refinances Debt of the Company or a Guarantor), including Debt that refinances Refinancing Debt, provided, however, that:

(i) (a) if the Stated Maturity of the Debt being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being refinanced or (b) if the Stated Maturity of the Debt being refinanced is later than the Stated Maturity of the Notes, the Refinancing Debt has a Stated Maturity at least 180 days later than the Stated Maturity of the Notes;

(ii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refinanced;

(iii) such Refinancing Debt is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced (plus, without duplication, any additional Debt Incurred to pay interest, premiums or defeasance costs required by the instruments governing such existing Debt and fees and expenses Incurred in connection therewith); and

(iv) if the Debt being refinanced is subordinated in right of payment to the Notes or the Guarantees, such Refinancing Debt is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Debt being refinanced.

“Registrable Shares” shall mean any Warrant Shares, except that, as to any particular Registrable Shares, such securities, once issued, will cease to be Registrable Shares when (a) a Shelf Registration Statement covering such securities has been declared effective and such securities have been disposed of pursuant to an effective Shelf Registration Statement, (b) such securities are sold to the public in accordance with Rule 144 (or any similar provision then in force) under the Securities Act and (c) such securities may be sold by the holder thereof under Rule 144 under the Securities Act without restriction. A Person shall be deemed a “holder” of Registrable Shares for purposes of paragraph 11 if such Person is the holder of an outstanding Warrant or the holder of outstanding Warrant Shares issued upon exercise of any Warrant.

“Related Party” shall mean (i) any Person (other than the Company) owning 5% or more of the capital stock of the Company, (ii) all Affiliates of the Company or the foregoing Persons, and (iii) all Persons to whom any Person described in clause (i) or (ii) above is related by blood, adoption or marriage. Notwithstanding anything to the contrary in this definition, none of the Purchasers nor any of their Affiliates shall be deemed to be a Related Party.

“Required Holders” shall mean, collectively, the Required Noteholders and the Required Warrant Holders.

“Required Noteholders” shall mean, at any time, the holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Credit Party or any of its Affiliates).

“Required Warrant Holders” shall mean, at any time, the holders of at least a majority of all Warrants outstanding (exclusive of any Warrants directly or indirectly held by any Credit Party or any of its Affiliates).

“Reserve Facility” shall mean financing to be provided by a third party financial institution providing for an oil and gas reserve-based loan to the Company in an aggregate principal amount (including, without limitation, any Hedging Obligations owing to any provider of such financing (or any Affiliate of such provider)) not to exceed $50,000,000.

“Responsible Officer” shall mean (a) the chief executive officer, chief operating officer, chief administrative officer or chief financial officer of any Credit Party or any other officer of such Credit Party involved principally in its financial administration or its controllership function, and (b) to the extent no officer identified in clause (a) has been elected or appointed by a Credit Party and such officer is duly authorized to take any relevant action under such Credit Party’s constitutive documents, the Secretary of such Credit Party.

“Restricted Payments” shall mean any of the following:

(i) any dividend on any class of the Company’s or a Subsidiary’s Equity Interests;

(ii) any other distribution on account of any class of the Company’s or a Subsidiary’s Equity Interests;

(iii) any redemption, purchase or other acquisition, direct or indirect, of any Equity Interests of the Company or a Subsidiary; or

(iv) any payment of any kind to any of the members or other equityholders of the Company or any of such members’ or other equityholders’ respective Affiliates, including the payment of any management fees, investment banking fees, consulting fees, transaction fees or any other fees or expenses (including the reimbursement thereof by the Company or any Subsidiary) pursuant to any management, consulting or other services agreement and the making of any loans or advances, but excluding (a) any payments by the Company or its Subsidiaries in respect of the Notes, (b) with respect to any director, manager, officer, employee or independent consultant of the Company or its Subsidiaries, reasonable and customary compensation (including bonuses), business expense reimbursement and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the board of directors or managers of the Company or its Subsidiaries (as the case may be), (c) a transaction that complies with paragraph 7B(9) and (d) payments and distributions in respect of the Seller Notes, the ZaZa Principal Loan Notes and any other Subordinated Debt to the extent permitted by paragraph 7H;

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities” shall mean, collectively, the Notes and the Warrants (and, unless the context clearly requires otherwise, the Warrant Shares).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” shall mean that certain Security Agreement to be executed pursuant to paragraph 6K by each of the Credit Parties in favor of the Collateral Agent to secure all Obligations of the Guarantors under and in respect of this Agreement, the Notes and the other Transaction Document, in form and substance reasonably acceptable to the Required Noteholders.

“Seller Notes” shall mean, collectively, promissory notes issued by the Company in favor of the ZaZa LLC Members, in form and substance satisfactory to the Purchasers, in a principal amount equal to $38,250,000. The Seller Notes shall be subordinated to the Notes pursuant to the terms of the Subordination Agreement.

“Seller Subordinated Debt” shall mean, collectively, Subordinated Debt of the Company under or in respect of the Seller Notes and the ZaZa Principal Loan Notes.

“Shelf Registration Statement” shall mean a “shelf” registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Shares pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC, filed by the Company pursuant to the provisions of this Agreement, including the prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Source” shall have the meaning specified in paragraph 10B.

“Stated Maturity” shall mean, with respect to any security or Debt, the date specified in such security or any instrument or agreement evidencing such Debt as the fixed date on which the payment of principal of such security or Debt is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” shall mean unsecured Debt of any Credit Party or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the obligations under and in respect of the Notes and the other Transaction Documents and evidenced as such by a written instrument containing subordination terms and provisions in form and substance approved by the Required Noteholders in writing, including the Seller Subordinated Debt; provided that, any Subordinated Debt which is Incurred by the Company or any of its Subsidiaries to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire (including pursuant to any defeasance or discharge mechanism) any Seller Subordinated Debt shall not bear interest at a rate per annum greater than the applicable interest rate in effect at the time such Seller Subordinated Debt is so refunded, refinanced, replaced, exchanged, renewed, repaid, extended, prepaid, redeemed or retired.

“Subordination Agreement” shall have the meaning specified in paragraph 4F(iii).

“Subsidiary” shall mean, as of any time of determination and with respect to any Person, any United States corporation, partnership, limited liability company or limited liability partnership, all of the stock (or other equity interest) of every class of which, except directors’ qualifying shares (or any equivalent), shall, at such time, be owned by such Person either directly or through Subsidiaries and of which such Person or a Subsidiary shall have 100% control thereof, except directors’ qualifying shares. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Successor Issuer” shall have the meaning set forth in paragraph 7B(6)(v)(a).

“Suspension Event” shall have the meaning specified in paragraph 11A(5)(i).

“Suspension Notice” shall have the meaning specified in paragraph 11A(5)(ii).

“Suspension Period” shall have the meaning specified in paragraph 11A(5)(i).

“Swap Contracts” shall mean, collectively, all Interest Rate Agreements, Currency Agreements and Commodity Agreements.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any holder of Notes or any Affiliate of a holder of Notes).

“Toreador” shall mean Toreador Resources Corporation, a Delaware corporation.

“Toreador Energy France” shall mean Toreador Energy France SAS, formerly known as Toreador Energy France SCS, a corporation organized under the laws of the Republic of France and a wholly-owned Subsidiary of Toreador.

“Toreador International” shall mean Toreador International Holding Limited Liability Company, a limited liability company incorporated in Hungary.

“Total Debt” shall mean, as of any date of determination, (i) all Debt of the Company and its Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP, including, without duplication, all Debt under or in respect of any Reserve Facility, all Production Payments and Reserve Sales and all French Intercompany Loans, minus (ii) the Swap Termination Value in respect of all outstanding Permitted Commodity Hedges and Permitted Other Hedges determined as of such date.

“Transaction Documents” shall mean this Agreement, the Notes, the Warrant, the Guaranty Agreement, the Collateral Documents, the Subordination Agreement, any Intercreditor Agreement and any and all other agreements, documents, certificates and instruments from time to time executed and delivered by or on behalf of any Credit Party related to any of the foregoing.

“Transfer” shall mean, with respect to any property, the sale, exchange, conveyance, lease, transfer or other disposition of such property.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Security purchased under this Agreement.

“Treasury Rate” shall mean, at any prepayment date pursuant to paragraph 5B(ii), the yield to maturity as of such prepayment date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to February 21, 2015; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such prepayment date to February 21, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Upstream Restricted Payment” shall mean any dividend, distribution, repayment, prepayment, repurchase, redemption, purchase or other retirement for value of Equity Interests or Subordinated Debt of the Company or any of its Subsidiaries, except for any of the foregoing made to the Company or a Guarantor.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA) PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Warrant Purchase Price” shall mean the product obtained by multiplying (i) the Warrant Share Price by (ii) 26,315,789.

“Warrant Share Price” shall have the meaning in paragraph 3B.

“Warrant Shares” shall mean collectively the shares of Common Stock of the Company issuable upon exercise of a Warrant in accordance with its terms, as such number may be adjusted pursuant to the provisions thereof, and any other Securities to which the holder may become entitled pursuant to the terms of the Warrant and this Agreement.

“Warrants” shall have the meaning specified in paragraph 2B.

“ZaZa LLC” shall mean ZaZa Energy, LLC, a Texas limited liability company.

“ZaZa LLC Members” shall mean, collectively, Blackstone Oil & Gas, LLC, Omega Energy Corp. and Lara Energy, Inc., each of which held limited liability company membership interests of ZaZa LLC immediately prior to the consummation of the Merger and Contribution.

“ZaZa Principal Loan Notes” shall mean, collectively, promissory notes issued by the Company in favor of the ZaZa Principals, in form and substance satisfactory to the Purchasers, in an aggregate principal amount equal to $9,080,000 issued with respect to certain compensation, including back salary, bonuses, incentive compensation and other compensation, owed by ZaZa LLC to the ZaZa Principals in respect of periods prior to the Closing Day or in connection with transactions contemplated by the Closing. The ZaZa Principal Loan Notes shall be subordinated to the Notes pursuant to the terms of the Subordination Agreement.

“ZaZa Principals” shall mean, collectively, Todd Alan Brooks, Gaston L. Kearby and John E. Hearn Jr.

12C Accounting and Legal Principles, Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP (without provision of footnotes in the case of unaudited financial statements), applied on a basis consistent with the most recent audited Consolidated financial statements delivered pursuant to clause (ii) of paragraph 6A or, if no such statements have been so delivered, the most recent audited financial statements referred to in paragraph 9C, but excluding the effects of any election by the Company or any of its Subsidiaries pursuant to Financial Accounting Standards Board Accounting Standard Codification 825-10-25 (formerly known as SFAS 159) or any similar accounting standard to measure any item of Debt using “fair value” accounting (it being agreed that such determination shall instead be made using the par value of such Debt) In the event that an actual or anticipated change in GAAP (including, without limitation, the adoption of a new statement of financial accounting standards) would affect the computation of any dollar amounts or ratios referred to in the financial covenants herein, the Company and the Purchasers will, promptly upon request of any party, enter into negotiations in good faith in an effort to agree upon amendments which will most nearly preserve the original intent of financial covenants. Pending agreement on such amendments (if any), such financial covenants will remain in effect but will be measured by referenced to GAAP as in effect immediately prior to such change. When used herein, the term “financial statements” shall include the notes and schedules thereto, but need not include such notes or schedules when used with reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

13 MISCELLANEOUS.

13A Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note or Warrants, it will make payments of principal of, interest on, any fees, and any Premium or other prepayment consideration payable with respect to, such Note, and any and all payments with respect to such Warrants, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto or (ii) such other account or accounts in the United States of America as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 13A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 13A.

13B Expenses; Indemnity.

13B(1) Costs and Expenses. The Company agrees, whether or not the transactions hereby contemplated shall be consummated, to pay, and save the Purchasers and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including: (i) (a) all stamp and documentary taxes and similar charges, (b) costs of obtaining private placement or CUSIP numbers for the Securities and (c) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case that were engaged by any Person other than the Purchasers as a result of the execution and delivery of this Agreement and the other Transaction Documents and the issuance of the Securities; (ii) reasonable document production and duplication charges and the reasonable fees and expenses of any special or local counsel engaged by the Purchasers or any Transferee in connection with this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby (including any related post-Closing costs and expenses) and any proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed modification shall be effected or proposed consent granted; (iii) the reasonable costs and expenses, including, without limitation, attorneys’ fees incurred by any Purchaser or any Transferee of any special or local counsel engaged by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement and the other Transaction Documents, in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby or by reason of such Purchaser’s or such Transferee’s having acquired any Security, including, without limitation, costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and (iv) except to the extent arising solely from the gross negligence or willful misconduct of any holder of the Notes or the failure of any holder of the Notes to perform its obligations hereunder, any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, including the use of the proceeds of the Notes by the Company, or from the consummation of the Merger and Contribution.

13B(2) Indemnification. The Company shall indemnify the Collateral Agent (and any sub-agent thereof), each Purchaser and each Transferee, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Transaction Documents, (ii) the issuance and sale of the Notes or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Credit Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Transaction Document, if the Company or such Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This paragraph 13B(2) shall not apply with respect to any taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

13B(3) Survival. The obligations of the Company under this paragraph 13B shall survive the transfer of any Note or portion thereof or interest therein by the Purchasers or any Transferee and the payment of any Note.

13C Consent to Amendments. Any term of this Agreement or the Securities may be amended, and the Company may take any action herein prohibited, or compliance therewith may be waived, only if the Company shall have obtained the written consent (and not without such written consent) to such amendment, action or waiver from the Required Holders of each class of Securities entitled to the benefits of such term, and each holder of any Securities at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 13C; provided that, (i) without the written consent of the holder(s) of all Notes at the time outstanding, no consent, amendment or waiver to or under this Agreement shall (a) change or affect the maturity of any Note, or (b) change or affect the principal amount of any Note, or (c) change or affect the rate or time of payment of interest on or any Premium or other prepayment consideration or any fees payable with respect to any Notes, or (d) change or affect the time, amount or allocation of any required or optional prepayments (other than paragraph 5G which may be amended or waived with the consent of the Required Noteholders), or (e) change or affect the provisions of paragraph 8A or this paragraph 13C, and (ii) without the written consent of the holder(s) of all Warrants at the time outstanding, no consent, amendment or waiver to or under this Agreement shall (a) modify any of the provisions of paragraph 11, (b) increase the exercise price of the Warrants, change the manner in which the exercise price may be tendered, change the exercise period of the Warrants or change the percentage of shares of Common Stock for which the Warrants are exercisable, (c) modify any of the provisions of Sections 13 or 15 of the Warrant, or (d) change the percentage of holders of the Warrants or the Warrant Shares required to approve any such amendment or effect any such waiver. No course of dealing between the Company and the holder of any Security nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Security.

Any consent made pursuant to this paragraph 13C by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.

13D Form, Registration, Transfer and Exchange of Securities; Lost Securities; Transfer Limitation. The Notes are issuable as registered notes without coupons in denominations of at least $250,000, except as may be necessary to (i) reflect any principal amount not evenly divisible by $250,000 or (ii) enable the registration of transfer by a holder of its entire holding of Notes. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Securities and of transfers of Securities and shall record the outstanding principal amount and stated interest owing to each holder of the Notes from time to time (it being understood and agreed that the failure of the Company to accurately record, or any error in so recording, any such amounts on such register shall not in any way limit or otherwise affect the obligations of the Company hereunder or under the Notes and in no event shall there be any presumption that the amounts set forth in such register are accurate or correct). Upon surrender for registration of transfer of any Security at the principal office of the Company, along with evidence reasonably satisfactory to the Company of compliance with applicable securities laws, the Company shall, at its expense, execute and deliver one or more new Securities of the same type as the Security so surrendered, of like tenor and of a like aggregate principal amount (in the case of any Note) or the same aggregate number of Warrant Shares (in the case of any Warrants), registered in the name of such Transferee or Transferees. The Company will pay shipping and insurance charges, from and to the holder’s principal office, involved in the exchange or transfer of any Security. At the option of the holder of any Security, such Security may be exchanged for other Securities of the same type as the Security so surrendered for exchange, of like tenor and of a like aggregate principal amount (in the case of any Note) or the same aggregate number of Equity Interests (in the case of any Warrants), upon surrender of the Security to be exchanged at the principal office of the Company. Whenever any Security is so surrendered for exchange, the Company shall, at its expense, execute and deliver the Securities which the holder making the exchange is entitled to receive. Every Security surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Security or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Security of the loss, theft, destruction or mutilation of such Security and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Security, the Company will at its own expense make and deliver a new Security, of the same type and of like tenor, in lieu of the lost, stolen, destroyed or mutilated Security. Any Transferee of a Security shall be liable for the payment of taxes due with respect to the transfer of such Security to such Transferee.

13E Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name (i) any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on, any Premium or other prepayment consideration, or any fees on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary, and (ii) any Warrant or Warrant Shares are registered as the owner and holder of such Warrant or Warrant Shares for the purpose of receiving payments or any distributions in respect of such Warrants or Warrant Shares and for all other purposes whatsoever, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Institutional Investor on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

13F Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or in any other Transaction Document for the benefit of the Purchasers or made in writing by or on behalf of any Credit Party to the Purchasers in connection herewith or any other Transaction Document shall survive the execution and delivery of this Agreement and the other Transaction Documents, the transfer by any Purchaser of any Security or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the first sentence of this paragraph, this Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

13G Successors and Assigns. All covenants and other agreements by or on behalf of any of the parties hereto contained in this Agreement and the other Transaction Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided that the Company may not assign its rights or obligations hereunder to any Person except pursuant to paragraph 7B(6).

13H Notices. All notices and communications provided for hereunder shall be in writing and sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing, (ii) if to any other holder of Securities, addressed to such other holder at such address as such other holder shall have specified to the Company in writing from time to time or, if any such other holder shall not have so specified an address, then addressed to such other holder in care of the last holder of such Security which shall have so specified an address to the Company, and (iii) if to the Company, sent to such Person at 1301 McKinney Street, Suite 2850, Houston, Texas 77010, Facsimile: 713-595-1919, Attention: Charles Campise, or at such other address as the Company shall have specified to the holder of each Security in writing. All addresses for notices shall remain operative until written notice of a change of address is delivered to the party hereto charged with giving a notice.

13I Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13J Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Purchasers or to the Required Noteholders, the determination of such satisfaction shall be made by the Purchasers or the Required Noteholders, as the case may be, in the sole and exclusive but reasonable judgment (exercised in good faith) of the Person or Persons making such determination.

13K Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on, any fees, or Premium or other prepayment consideration payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

13L Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

13M Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

13N Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by a holder or the holders of the Securities to prohibit (through equitable action or otherwise) the taking of any action by the Company or any other Subsidiary which would result in an Event of Default or Default.

13O WAIVER OF JURY TRIAL. THE COMPANY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURITIES, ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE ACTIONS OF THE HOLDERS OF THE NOTES OR THE COLLATERAL AGENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

13P Binding Agreement. When this Agreement is executed and delivered by the Company, on the one hand, and the Purchasers, on the other hand, it shall become a binding agreement between such parties.

13Q Personal Jurisdiction.

(i) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Securities, the other Transaction Documents or any of the agreements, documents or instruments delivered in connection herewith or therewith. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) Nothing in this paragraph 13Q shall affect the right of any holder of any Security to serve process in any manner permitted by law, or limit any right that the holders of any of the Securities may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

13R EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

13S Usury Not Intended. It is the intent of parties hereto in the execution and performance of this Agreement and the other Transaction Documents to contract in strict compliance with applicable usury laws applicable to the Notes as are from time to time in effect. In furtherance thereof, the parties hereto stipulate and agree that none of the terms and provisions contained in this Agreement or the other Transaction Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum non-usurious rate permitted by applicable law and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement and the other Transaction Documents; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Notes, include amounts which by applicable law are deemed interest which would exceed the maximum non-usurious rate permitted by applicable law, then such excess shall be deemed to be a mistake and the holders of the Notes shall credit the same on the principal of the Notes (or if the Notes shall have been paid in full, refund said excess to the Company). In the event that the maturity of the Notes is accelerated following an Event of Default, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum non-usurious rate permitted by applicable law and excess interest, if any, provided for in this Agreement or other Transaction

Documents shall be canceled automatically as of the date of such acceleration and prepayment and, if theretofore paid, shall be credited on the Notes or, if the Notes shall have been paid in full, refunded to the Company. In determining whether the interest paid or payable under any specific contingencies exceeds the maximum non-usurious rate permitted by applicable law, the parties hereto shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal part during the period of the full stated term of the Notes, all amounts considered to be interest under applicable law of any kind contracted for, charged, received or reserved in connection with the Notes.

13T Entire Agreement. THIS WRITTEN AGREEMENT AND THE TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

13U Joint and Several Creditorship. Solely for the purposes of taking and/or enforcing any security interest in respect of the Hungarian law governed Collateral Documents, as contemplated by the Hungarian law governed Collateral Documents, the Collateral Agent shall be the joint and several creditor (together with each holder of Notes) of each and every obligation of the Credit Parties due and owing to the Collateral Agent and the holders of Notes under any Transaction Document, so that the Collateral Agent will have its own independent right to demand performance by the Credit Parties of those obligations, and such obligations will be discharged only by and to the extent of a discharge thereof to the Collateral Agent or to the relevant holder of Notes, as applicable.

[Remainder of page intentionally left blank. Next page is signature page.]

Very truly yours,

ZAZA ENERGY CORPORATION, a Delaware corporation

By:	/s/ Todd A. Brooks

Name:	Todd A. Brooks
Title:	Executive Director

[Securities Purchase Agreement]

The foregoing Agreement is hereby accepted as of the date first above written.

MSDC ZEC INVESTMENTS, LLC

By:	/s/ Mercello Liguori

Name:	Mercello Liguori
Title:	Vice President

SENATOR SIDECAR MASTER FUND LP
By:	Senator Investment Group LP, its investment manager

	By:	/s/ Evan Gartenlaub

Name:	Evan Gartenlaub
Title:	General Counsel

O-CAP OFFSHORE MASTER FUND, L.P.

By:	/s/ Jared Sturdivant

Name:	Jared Sturdivant
Title:	Managing Partner

O-CAP PARTNERS, L.P.

By:	/s/ Jared Sturdivant

Name:	Jared Sturdivant
Title:	Managing Partner

CAPITAL VENTURES INTERNATIONAL

By:	/s/ Martin Kobinger

Name:	Martin Kobinger
Title:	Investment Manager

[Securities Purchase Agreement]

TALARA MASTER FUND, LTD.

By:	/s/ David Zusman

Name:	David Zusman
Title:	Director

BLACKWELL PARTNERS, LLC

By:	/s/ Bart J. Brunk

Name:	Bart J. Brunk
Title:	Controller

PERMAL TALARA LTD.

By:	/s/ Deborah Watson

Name:	Deborah Watson
Title:	Director

WINMILL INVESTMENTS LLC

By:	/s/ Lawrence V. Palermo

Name:	Lawrence V. Palermo
Title:	Authorized Person

[Securities Purchase Agreement]